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Exhibit (a)(1)(A)

Offer to Purchase
All Outstanding Shares
of
CARE.COM, INC.
at
$15.00 Per Share of Common Stock, Net in Cash
The Preferred Share Offer Price Described Below For Each Share of Series A
Convertible Preferred Stock, Net in Cash
by
BUZZ MERGER SUB INC.
a wholly-owned subsidiary of
IAC/INTERACTIVECORP

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE
AFTER 11:59 P.M., EASTERN TIME, ON FEBRUARY 10, 2020
UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        Buzz Merger Sub Inc., a Delaware corporation ("Purchaser"), and a wholly-owned subsidiary of IAC/InterActiveCorp, a Delaware corporation ("Parent"), is offering to purchase (the "Offer") (i) all outstanding shares of common stock, par value $0.001 per share (the "Common Shares"), of Care.com, Inc., a Delaware corporation ("Care.com" or the "Company"), at a price per Common Share of $15.00 (the "Common Share Offer Price") and (ii) all outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares," and together with the Common Shares, the "Shares"), of Care.com, at (x) 150% of the Liquidation Preference per share, as specified in the Certificate of Designations for the Preferred Shares (the "Certificate of Designations"), plus (y) Accrued and Unpaid Dividends payable in respect of such Preferred Shares, as specified in the Certificate of Designations, in the case of clauses (x) and (y), calculated as of and including the expiration date for the Offer, pursuant to the terms of the Certificate of Designations (such amount, the "Preferred Share Offer Price" and the Common Share Offer Price and Preferred Share Offer Price collectively, the "Offer Price"), in each case, net to the holder in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal"). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 20, 2019 (together with any amendments or supplements thereto, the "Merger Agreement"), among Care.com, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Care.com, without a meeting of Care.com's stockholders in accordance with Section 251(h) of the Delaware General Corporation Law (the "DGCL"), with Care.com continuing as the surviving corporation and a wholly-owned subsidiary of Parent (such corporation, the "Surviving Corporation" and such merger, the "Merger"). At the effective time of the Merger, each Share issued and outstanding immediately prior to such time (other than any (i) Shares held in the treasury of the Company, (ii) Shares that at the commencement of the Offer were owned by Parent or Purchaser, or any direct or indirect wholly-owned subsidiaries of Parent or Purchaser, (iii) Shares irrevocably accepted for payment in the Offer and (iv) Shares held by the Company stockholders who properly demand and perfect appraisal rights under Delaware law, which will be cancelled and for which no payment will be delivered) will be converted into the right to receive an amount in cash equal to the Offer Price.

        After careful consideration, the Care.com board of directors (the "Care.com Board"), at a meeting duly called and held and acting by unanimous approval of the directors present at the meeting, adopted resolutions (i) determining that the transactions contemplated by the Merger Agreement (the "Transactions"), including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving, adopting and declaring advisable the Merger Agreement and the Transactions, including the Offer and the Merger, (iii) determining that the Merger shall be effected as soon as practicable following the Acceptance Time without a vote of the Company's stockholders pursuant to Section 251(h) of the DGCL and (iv) recommending that the Company's stockholders accept the Offer and tender their Common Shares and Preferred Shares, as applicable, to Purchaser in response to the Offer.

        There is no financing condition to the Offer. The Offer is subject to various conditions. See Section 13—"Conditions of the Offer." A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

January 13, 2020

i

 IMPORTANT

        If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either (i) if you hold your Shares directly as the registered owner, (A) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the "Depositary"), and deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or (B) tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase, in each case, prior to the expiration of the Offer, or (ii) if you hold your Shares in street name, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

        If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase.

* * *

        Questions and requests for assistance may be directed to Georgeson LLC (the "Information Agent") at its address and telephone numbers, as set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

        This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (the "SEC") or any state securities commission nor has the SEC or any state securities commission passed on the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

ii

iii

 SUMMARY TERM SHEET

        Buzz Merger Sub Inc., a recently formed Delaware corporation ("Purchaser"), and a wholly-owned subsidiary of IAC/InterActiveCorp, a Delaware corporation ("Parent"), is offering to purchase (i) all outstanding shares of common stock, par value $0.001 per share (the "Common Shares"), of Care.com, Inc., a Delaware corporation ("Care.com" or the "Company"), at a price per share of $15.00 (the "Common Share Offer Price") and all outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares," and together with the Common Shares, the "Shares") of Care.com, at (x) 150% of the Liquidation Preference per share, as specified in the Certificate of Designations for the Preferred Shares (the "Certificate of Designations"), plus (y) Accrued and Unpaid Dividends payable in respect of such Preferred Shares, as specified in the Certificate of Designations, in the case of clauses (x) and (y), calculated as of and including the expiration date for the Offer, pursuant to the terms of the Certificate of Designations (such amount, the "Preferred Share Offer Price" and the Common Share Offer Price and Preferred Share Offer Price collectively, the "Offer Price"), in each case, net to the holder in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 20, 2019 (together with any amendments or supplements thereto, the "Merger Agreement"), among Care.com, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Care.com, without a meeting of Care.com's stockholders in accordance with Section 251(h) of the Delaware General Corporation Law (the "DGCL"), with Care.com continuing as the surviving corporation and a wholly-owned subsidiary of Parent (such corporation, the "Surviving Corporation" and such merger, the "Merger"). At the effective time of the Merger, each Share issued and outstanding immediately prior to such time (other than any (i) Shares held in the treasury of the Company, (ii) Shares that at the commencement of the Offer were owned by Parent or Purchaser, or any direct or indirect wholly-owned subsidiaries of Parent or Purchaser, (iii) Shares irrevocably accepted for payment in the Offer and (iv) Shares held by the Company stockholders who properly demand and perfect appraisal rights under Delaware law, which will be cancelled and for which no payment will be delivered) will be converted into the right to receive an amount in cash equal to the Offer Price (the "Merger Consideration"). The following are some questions you, as a stockholder of Care.com, may have and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our," or "us" refer to Purchaser or Parent, as the context requires.

WHO IS OFFERING TO BUY MY SECURITIES?

  •
  The Offer is by Purchaser. Purchaser has been organized in connection with this Offer and has not carried on any activities other than entering into the Merger Agreement and the Support Agreements relating to, and other activities in connection with, the Offer. See Section 9—"Certain Information Concerning Purchaser and Parent."

  •
  Parent has majority ownership of both Match Group, which includes Tinder, Match, PlentyOfFish, OkCupid and Hinge, and ANGI Homeservices, which includes HomeAdvisor, Angie's List and Handy, and also operates Vimeo, Dotdash and the Daily Beast, among many other online businesses. Parent is a leading media and Internet company with more than 150 brands and products serving loyal consumer audiences. Parent is headquartered in New York City and has business operations and satellite offices worldwide. See Section 9—"Certain Information Concerning Purchaser and Parent."

  •
  Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal, accept and pay for Shares tendered and not validly withdrawn in the Offer.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

  •
  Purchaser is seeking to purchase all of the issued and outstanding Common Shares and all of the issued and outstanding Preferred Shares. See the Introduction and Section 1—"Terms of the Offer."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

  •
  For the Common Shares, Purchaser is offering to pay $15.00 per Common Share in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal.

  •
  For the Preferred Shares, Purchaser is offering to pay (x) 150% of the Liquidation Preference per share, in cash, as specified in the Certificate of Designations, plus (y) Accrued and Unpaid Dividends payable in respect of such Preferred Shares, as specified in the Certificate of Designations, in the case of clauses (x) and (y), calculated as of and including the expiration date for the Offer, pursuant to the terms of the Certificate of Designations.

  •
  If you are the record holder for your Shares and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

WHY IS PURCHASER MAKING THE OFFER?

  •
  Purchaser is making the Offer because Purchaser and Parent want to acquire Care.com. See Section 1—"Terms of the Offer" and Section 11—"Purpose of the Offer and Plans for Care.com; Summary of the Merger Agreement and Certain Other Agreements."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

  •
  The Offer is subject to, among others, the following conditions:

  •
  there being validly tendered in the Offer (in the aggregate) and not properly withdrawn prior to expiration of the Offer that number of Common Shares and Preferred Shares that, together with the number of Common Shares and Preferred Shares (if any) then owned by Parent, equals at least a majority of the voting power represented by the Common Shares and the Preferred Shares (voting on an as converted basis in accordance with the Certificate of Designations) that are then issued and outstanding (the "Minimum Tender Condition");

  •
  the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration of any waiting period and obtainment of any approvals under other applicable competition laws (the "Competition Laws Condition");

  •
  the consummation of the Offer or the Merger shall not then be restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental entity and there shall not be in effect any law enacted or promulgated by any governmental entity that prevents the consummation of the Offer or the Merger (the "Governmental Impediment Condition");

    •
    that the Merger Agreement shall not have been terminated in accordance with its terms; and

    •
    the accuracy of the representations and warranties contained in the Merger Agreement and compliance with the covenants and agreements contained in the Merger Agreement, subject, in each case, to customary materiality qualifications, as of the closing of the Merger.

  •
  Purchaser and Parent have the right to waive certain of the conditions to the Offer in their sole discretion; provided that Purchaser and Parent may not waive the Minimum Tender Condition.

  •
  The Offer is subject to other conditions in addition to those set forth above. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1—"Terms of the Offer" and Section 13—"Conditions of the Offer."

IS THERE AN AGREEMENT GOVERNING THE OFFER?

  •
  Yes. Care.com, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11—"Purpose of the Offer and Plans for Care.com; Summary of the Merger Agreement and Certain Other Agreements."

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER?

  •
  Yes. Parent is a publicly traded company with an equity market capitalization of approximately $22.4 billion (based upon the closing price of Parent shares on the Nasdaq on January 10, 2020, the last full trading day prior to filing of this Offer to Purchase) and has sufficient funds to purchase the Shares in the Offer. The Offer is not conditioned upon entering into any financing arrangements. See Section 11—"Purpose of the Offer and Plans for Care.com; Summary of the Merger Agreement and Certain Other Agreements" and Section 12—"Source and Amount of Funds."

SHOULD PURCHASER'S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

  •
  No. Purchaser will receive funds from Parent to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger that is expected to follow the Offer. Parent expects to fund the Offer and the Merger out of available cash on hand. See Section 12—"Source and Amount of Funds."

  •
  Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer. Because the form of payment consists solely of cash that will be provided to Purchaser by Parent and because of the lack of any relevant historical information concerning Purchaser, Purchaser's financial condition is not relevant to your decision to tender in the Offer. See Section 12—"Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

  •
  You will have until one minute after 11:59 p.m., Eastern Time, on February 10, 2020, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the expiration date of the Offer as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3—"Procedures for Tendering Shares." See also Section 1—"Terms of the Offer."

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

  •
  If on or prior to any then-scheduled expiration date of the Offer any of the conditions to the Offer (including the Minimum Tender Condition or the other conditions set forth in Section 13—"Conditions of the Offer") have not been satisfied or waived by Parent or Purchaser, Purchaser has agreed to, and Parent has agreed to cause Purchaser to, extend the Offer for additional periods of up to ten business days per extension (or longer if agreed by Purchaser and the Company) to permit such condition to the Offer to be satisfied, until the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the Outside Date (defined in the Merger Agreement as June 20, 2020). In addition, Purchaser shall extend the Offer for any period required by any applicable law or any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer until the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the Outside Date.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  •
  If Purchaser extends the Offer, we will inform Computershare Trust Company, N.A., the Depositary for the Offer, of that fact and will issue a press release giving the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1—"Terms of the Offer."

HOW DO I TENDER MY SHARES?

  •
  If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, or (ii) tender your Shares by following the procedure for book-entry set forth in Section 3—"Procedures for Tendering Shares," not later than the expiration of the Offer. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within two trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3—"Procedures for Tendering Shares." The Letter of Transmittal is enclosed with this Offer to Purchase.

  •
  If you hold your Shares in "street name" (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

  •
  In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3—"Procedures for Tendering Shares") and a properly completed and duly executed Letter of Transmittal (or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares) and any other required documents for such Shares. See also Section 2—"Acceptance for Payment and Payment for Shares."

HAVE ANY STOCKHOLDERS ALREADY AGREED TO TENDER THEIR SHARES IN THE OFFER?

  •
  Yes, in connection with the execution of the Merger Agreement, Purchaser and Parent have entered into support agreements with certain stockholders of the Company (collectively, the "Tendering Stockholders"), who together hold shares representing approximately 24% of the voting power represented by the outstanding Common Shares and Preferred Shares (voting on an as-converted basis in accordance with the Certificate of Designations) (collectively, the "Support Agreements"). The Support Agreements provide, among other things, that the Tendering Stockholders will validly tender all of their Shares in the Offer. See Section 11—"Purpose of the Offer and Plans for Care; Summary of the Merger Agreement and Certain Other Agreements."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  •
  You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m., Eastern Time, on February 10, 2020, unless Purchaser extends the Offer. See Section 4—"Withdrawal Rights." In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Shares may be withdrawn at any time after March 12, 2020, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  •
  To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

WHAT DOES CARE.COM'S BOARD OF DIRECTORS (THE "CARE.COM BOARD") THINK OF THE OFFER?

  •
  The Care.com Board has recommended that you accept the Offer. Care.com's full statement on the Offer is set forth in its Schedule 14D-9, which it intends to file with the SEC concurrently with the filing of our Schedule TO dated January 13, 2020 (the "Schedule TO"). See also the Introduction.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

  •
  If we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure any requisite adoption of the Merger Agreement by Care.com's stockholders under the DGCL to complete the Merger. If the Merger occurs, Care.com will become a wholly-owned subsidiary of Parent and each issued and then outstanding Common Share (other than any (i) Common Shares held in the treasury of the Company, (ii) Common Shares that at the commencement of the Offer were owned by Parent or Purchaser, or any direct or indirect wholly-owned subsidiaries of Parent or Purchaser, (iii) Common Shares irrevocably accepted for purchase in the Offer and (iv) Common Shares held by the Company stockholders who properly demand and perfect appraisal rights under Delaware law, which will be cancelled and for which no payment will be delivered) will be converted into the right to receive an amount in cash equal to the Common Share Offer Price and each issued and then outstanding Preferred Share (other than any (i) Preferred Shares held in the treasury of the Company, (ii) Preferred Shares that at the commencement of the Offer were owned by Parent or Purchaser, or any direct or indirect wholly-owned subsidiaries of Parent or Purchaser, (iii) Preferred Shares irrevocably accepted for purchase in the Offer and (iv) Preferred Shares held by the Company stockholders who properly demand and perfect appraisal rights under Delaware law, which will be cancelled and for which no payment will be delivered) will be cancelled and converted into the right to receive an amount in cash equal to the Preferred Share Offer Price, in each case, without interest, less any applicable withholding taxes. See the Introduction.

  •
  Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and Care.com are required to effect the Merger pursuant to Section 251(h) of the DGCL. See Section 11—"Purpose of the Offer and Plans for Care.com; Summary of the Merger Agreement and Certain Other Agreements."

IF THE OFFER IS COMPLETED, WILL CARE.COM CONTINUE AS A PUBLIC COMPANY?

  •
  No. Assuming all conditions to the Merger are satisfied or waived (to the extent permitted by applicable law), Purchaser will effect the Merger on the same business day on which the Shares are accepted for purchase under the Offer pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly-owned subsidiary of Parent and the Shares will no longer be publicly traded. See Section 7—"Certain Effects of the Offer."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  •
  On December 19, 2019, the last full trading day before we announced our intention to make an Offer for all of the outstanding Shares, the last reported closing price per Common Share reported on the New York Stock Exchange ("NYSE") was $13.25. See Section 6—"Price Range of Shares; Dividends."

  •
  On January 10, 2020, the last full trading day before we commenced the Offer, the last reported closing price per Common Share reported on the NYSE was $14.98. See Section 6—"Price Range of Shares; Dividends."

  •
  The Preferred Shares are not publicly traded and there is no market for the Preferred Shares.

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

  •
  If the conditions to the Offer as set forth in the Introduction and Section 13—"Conditions of the Offer" are satisfied or waived and Purchaser consummates the Offer and accepts your Shares (other than any (i) Shares held in the treasury of the Company, (ii) Shares that at the commencement of the Offer were owned by Parent or Purchaser, or any direct or indirect wholly-owned subsidiaries of Parent or Purchaser, (iii) Shares irrevocably accepted for purchase in the Offer and (iv) Shares held by the Company stockholders who properly demand and perfect appraisal rights under Delaware law, which will be cancelled and for which no payment will be delivered) for payment (the time of such acceptance, the "Acceptance Time"), we will pay you a dollar amount equal to the number of Common Shares you validly tendered multiplied by $15.00 and the number of Preferred Shares you validly tendered multiplied by the Preferred Share Offer Price, in each case, in cash, without interest, less any applicable withholding taxes, as soon as practicable following the Expiration Date (as defined in Section 1—"Terms of the Offer"). See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

IF I AM AN EMPLOYEE OF CARE.COM, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?

  •
  The Offer is being made for all outstanding Shares, and not for options to purchase Shares (each, a "Company Option") or awards of Company restricted stock units. Company Options and awards of Company restricted stock units may not be tendered into the Offer.

  •
  If you wish to tender Shares underlying Company Options, you must first exercise your Company Options (to the extent then vested and exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer. Effective as of five business days prior to, and conditional upon the occurrence of, the Effective Time, if you hold any vested or unvested Company Option that qualifies as an incentive stock option within the meaning of Section 422(b) of the Code, you will be entitled to exercise such Company Option in full by providing Care.com with a notice of exercise and full payment of the applicable exercise price in accordance with and subject to the terms of the Care 2014 Incentive Award Plan or the Care 2006 Stock Incentive Plan (together, the "Care Equity Plans"), as applicable, and the applicable award agreement.

  •
  At the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will automatically be cancelled and converted into the right to receive (without interest) an amount in cash, less applicable tax withholdings, equal to the product of (x) the total number of Common Shares underlying the Company Option, multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option; provided that any Company Option with a per share exercise price that is equal to or greater than the Merger Consideration will be cancelled for no consideration.

  •
  At the Effective Time, each award of Company restricted stock units that is subject solely to service-based vesting conditions (including any Company restricted stock units that were subject, in whole or in part, to performance-based vesting conditions as of the applicable grant date, but that are solely subject to service-based vesting conditions as of immediately prior to the Effective Time) ("Company Time-Based RSUs") and that is outstanding immediately prior to the Effective Time will become fully vested and will automatically be cancelled and converted into the right to receive (without interest) an amount in cash, less applicable tax withholdings, equal to (x) the total number of Common Shares underlying such award of Company Time-Based RSUs as of immediately prior to the Effective Time, multiplied by (y) the Merger Consideration.

  •
  Each award of Company restricted stock units other than the Company Time-Based RSUs described above will be cancelled for no consideration prior to the Effective Time in accordance with its terms.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER?

  •
  Generally, if you are a U.S. Holder (as defined in Section 5—"U.S. Federal Income Tax Consequences of the Offer and the Merger"), the receipt of cash in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. If you are a Non-U.S. Holder (as defined in Section 5—"U.S. Federal Income Tax Consequences of the Offer and the Merger"), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you sell pursuant to the Offer or exchange in the Merger (except as described in Section 5—"U.S. Federal Income Tax Consequences of the Offer and the Merger"). We urge you to consult your tax advisor as to the particular tax consequences to you of the Offer and the Merger. See Section 5—"U.S. Federal Income Tax Consequences of the Offer and the Merger" for a more detailed discussion of the tax consequences of the Offer and the Merger.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

  •
  You will not have appraisal rights in connection with the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights in connection with the Merger under the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of such Shares. This may be the same, more or less than the Offer Price that we are offering to pay the stockholders in the Offer and the Merger. See Section 15—"Certain Legal Matters."

  •
  The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any available appraisal rights and is qualified in its entirety by reference to Delaware law, including, the DGCL.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

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  You can call Georgeson LLC, the Information Agent, toll-free at 888-660-8331. See the back cover of this Offer to Purchase.

        Except as otherwise set forth in this Offer to Purchase, references to "dollars" and "$" shall be to United States dollars.

To All Holders of Shares of
CARE.COM, INC.

 INTRODUCTION

        Buzz Merger Sub Inc., a Delaware corporation ("Purchaser"), and a wholly-owned subsidiary of IAC/InterActiveCorp, a Delaware corporation ("Parent"), is offering to purchase (the "Offer") (i) all outstanding shares of common stock, par value $0.001 per share (the "Common Shares"), of Care.com, Inc., a Delaware corporation ("Care.com" or the "Company"), at a price per share of $15.00 (the "Common Share Offer Price") and (ii) all outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares," and together with the Common Shares, the "Shares"), of Care.com, at (x) 150% of the Liquidation Preference per share, as specified in the Certificate of Designations for the Preferred Shares, plus (y) Accrued and Unpaid Dividends payable in respect of such Preferred Shares, as specified in the Certificate of Designations for the Preferred Shares, in the case of clauses (x) and (y), calculated as of and including the expiration date for the Offer, pursuant to the terms of the Certificate of Designations (such amount, the "Preferred Share Offer Price" and, together with the Common Share Offer Price, the "Offer Price"), in each case, net to the holder in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal"). Each Share owned by any of Care.com's wholly-owned subsidiaries or by Parent or any of its subsidiaries (including Purchaser) shall be cancelled immediately prior to the time when the certificate of merger is filed with the Secretary of State of the State of Delaware (the "Secretary of State") and such certificate of merger is accepted for record by the Secretary of State, or at such other subsequent date or time as Parent and Care.com may agree and specify in the certificate of merger in writing, in accordance with the DGCL (the "Effective Time"), and no consideration shall be delivered in exchange for such Shares.

        The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 20, 2019 (together with any amendments or supplements thereto, the "Merger Agreement"), among Care.com, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Care.com, and Care.com will be the surviving corporation and a wholly-owned subsidiary of Parent (such corporation, the "Surviving Corporation" and such merger, the "Merger").

        If your Shares are registered in your name and you tender directly to Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the "Depositary"), you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether it charges any service fees or commissions.

        In addition, if you do not complete and sign the IRS Form W-9 that is provided with the Letter of Transmittal, or an IRS Form W-8BEN, W-8BEN-E or other IRS Form W-8, as applicable, you may be subject to U.S. federal backup withholding tax on the gross proceeds payable to you pursuant to the Offer or the Merger. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability provided certain information is timely provided to the Internal Revenue Service ("IRS"). All stockholders should review the discussion in Section 3—"Procedures for Tendering Shares" and Section 5—"U.S. Federal Income Tax Consequences of the Offer and the Merger."

        We will pay all charges and expenses of the Depositary and Georgeson LLC, the information agent for the Offer (the "Information Agent"). Holders who have lost their Share certificates may be required to pay a customary fee.

        The Offer is not subject to any financing condition. The Offer is subject to the following conditions, among others:

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  there being validly tendered in the Offer (in the aggregate) and not properly withdrawn prior to expiration of the Offer that number of Common Shares and Preferred Shares that, together with the number of Common Shares and Preferred Shares (if any) then owned by Parent, equals at least a majority of the voting power represented by the Common Shares and the Preferred Shares (voting on an as converted basis in accordance with the Certificates of Designations) that are then issued and outstanding (the "Minimum Tender Condition");

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  the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "HSR Act") and the expiration of any waiting period and obtainment of any approvals under other applicable competition laws (the "Competition Laws Condition");

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  the consummation of the Offer or the Merger shall not then be restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental entity and there shall not be in effect any law enacted or promulgated by any governmental entity that prevents the consummation of the Offer or the Merger (the "Governmental Impediment Condition");

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  the Merger Agreement shall not have been terminated in accordance with its terms; and

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  the accuracy of the representations and warranties contained in the Merger Agreement and compliance with the covenants and agreements contained in the Merger Agreement, subject, in each case, to customary materiality qualifications, as of the Expiration Date (as defined in Section 1—"Terms of the Offer").

        Purchaser and Parent have the right to waive certain of the conditions to the Offer in their sole discretion; provided that Purchaser and Parent may not waive the Minimum Tender Condition. See Section 13—"Conditions of the Offer."

        The Offer will expire one minute after 11:59 p.m., Eastern Time, on February 10, 2020, unless the Offer is extended. See Section 1—"Terms of the Offer", Section 13—"Conditions of the Offer" and Section 15—"Certain Legal Matters; Regulatory Approvals."

        After careful consideration, the Care.com board of directors (the "Care.com Board"), at a meeting duly called and held and acting by unanimous approval of the directors present at the meeting, adopted resolutions (i) determining that the transactions contemplated by the Merger Agreement (the "Transactions"), including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving, adopting and declaring advisable the Merger Agreement and the Transactions, including the Offer and the Merger, (iii) determining that the Merger shall be effected as soon as practicable following the Acceptance Time without a vote of the Company's stockholders pursuant to Section 251(h) of the DGCL and (iv) recommending that the Company's stockholders accept the Offer and tender their Common Shares and Preferred Shares, as applicable, to Purchaser in response to the Offer.

        For factors considered by the Care.com Board, see Care.com's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the SEC in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

        The Offer is being made in connection with the Merger Agreement, pursuant to which, after the consummation of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware (the "Secretary of State") or at such other subsequent date or time as Parent, Purchaser and Care.com may agree and specify in the certificate of merger in writing, in accordance with the DGCL (the "Effective Time"). At the Effective Time, (i) each Common Share issued and outstanding immediately prior to the Effective Time (other than any (A) Common Shares held in the treasury of the Company, (B) Common Shares that at the commencement of the Offer were owned by Parent or Purchaser, or any direct or indirect wholly-owned subsidiaries of the Company, Parent or Purchaser, (C) Common Shares irrevocably accepted for purchase in the Offer and (D) Common Shares held by the Company stockholders who properly demand and perfect appraisal rights under Delaware law, which will be cancelled and for which no payment will be delivered) will be cancelled and will be converted into the right to receive an amount in cash equal to the Common Share Offer Price and (ii) each Preferred Share issued and outstanding immediately prior to the Effective Time (other than (A) Preferred Shares held in the treasury of the Company, (B) Preferred Shares that at the commencement of the Offer were owned by Parent or Purchaser, or any direct or indirect wholly-owned subsidiaries of Parent or Purchaser, (C) Preferred Shares irrevocably accepted for purchase in the Offer and (D) Preferred Shares held by the Company stockholders who properly demand and perfect appraisal rights under Delaware law, which will be cancelled and for which no payment will be delivered) will be cancelled and converted into the right to receive an amount in cash equal to the Preferred Share Offer Price ((i) and (ii) together, the "Merger Consideration") payable, without any interest thereon and subject to any withholding taxes, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary of an Agent's Message (as defined below) relating to such Shares. The Merger Agreement is more fully described in Section 11—"Purpose of the Offer and Plans for Care.com; Summary of the Merger Agreement and Certain Other Agreements," which also contains a discussion of the treatment of Care.com's stock options and restricted stock units in the Merger. Section 5—"U.S. Federal Income Tax Consequences of the Offer and the Merger" below describes the U.S. federal income tax consequences generally applicable to the U.S. Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger.

        Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of Care.com's stockholders. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Care.com will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. As a result of the Merger, Care.com will cease to be a publicly-traded company and will become a wholly-owned subsidiary of Parent. See Section 11—"Purpose of the Offer and Plans for Care.com; Summary of the Merger Agreement and Certain Other Agreements."

        Stockholders who have not tendered their Shares and continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15—"Certain Legal Matters."

        This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer, and not properly withdrawn pursuant to the Offer. The Offer will expire one minute after 11:59 p.m., Eastern Time, on February 10, 2020 (the "Initial Expiration Date"), or, if Purchaser has extended the Initial Expiration Date in accordance with the terms of the Merger Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended in accordance with the Merger Agreement, the "Expiration Date").

        The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13—"Conditions of the Offer." Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 11—"Purpose of the Offer and Plans for Care.com; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination" occur.

        To the extent permitted by applicable law and the Merger Agreement, Purchaser expressly reserves the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer. However, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of Care.com:

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  decrease the Offer Price;

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  change the form of consideration payable in the Offer;

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  reduce the maximum number of Shares sought to be purchased in the Offer;

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  amend, modify or waive the Minimum Tender Condition;

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  amend any of the other conditions to the Offer set forth in Section 13 hereof in a manner adverse to the holders of Shares;

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  impose conditions to the Offer that are in addition to the conditions to the Offer set forth in Section 13 hereof;

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  terminate, accelerate or otherwise modify or amend the Offer to accelerate the Expiration Date (except as provided in the Merger Agreement); or

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  otherwise modify or amend any of the other terms of the Offer in a manner adverse in any material respect to the holders of Shares.

        Subject to the satisfaction of the Minimum Tender Condition and the satisfaction, or waiver, of the other conditions and requirements set forth in Section 13 hereof, Purchaser will accept for payment (the time of such acceptance the "Acceptance Time") and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable following the Expiration Date.

        If, on or before the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Merger Agreement and the restrictions identified in items (1) through (8) above.

        The Merger Agreement provides that (i) if on any then scheduled Expiration Date, any of the conditions to the Offer (including the Minimum Tender Condition and the other conditions and requirements set forth in Section 13 hereof) have not been satisfied or waived by Purchaser, Purchaser shall extend the Offer for successive periods of up to ten business days each (or longer if agreed to by Purchaser and the Company) in order to permit the satisfaction of such conditions; provided, however, that Purchaser shall not be required to extend the Offer beyond June 20, 2020 (the "Outside Date") and (ii) Purchaser shall extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff.

        Except as set forth above, there can be no assurance that Purchaser will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer. See Section 4—"Withdrawal Rights."

        No subsequent offering period will be available following the expiration of the Offer (as it may be extended pursuant to the terms of the Merger Agreement).

        If, subject to the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if Purchaser waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

        Purchaser expressly reserves the right, in its sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13—"Conditions of the Offer" have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.

        Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern Time, on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting Purchaser's obligation under such rule or the manner in which Purchaser or Parent may choose to make any public announcement, Purchaser or Parent currently intend to make announcements by issuing a press release to PR Newswire for general dissemination (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.

        Subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and Care.com are required to effect the Merger pursuant to Section 251(h) of the DGCL at 8:00 a.m., local time, on the same business day as the Acceptance Time, except if each of the applicable conditions to the Merger set forth below in Section 11 under the caption "Conditions to the Merger" have not been satisfied or waived by such date, in which case on no later than the first business day on which each of such conditions is satisfied.

        The acquisition of Care.com will be accounted for by Parent as a business combination in accordance with FASB Accounting Standards Codification Topic 805, Business Combinations.

        Care.com has agreed to provide Purchaser with its list of stockholders and security position listings for the purpose of communicating with and disseminating the Offer to record and beneficial holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record and beneficial holders of Shares whose names appear on Care.com's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares.

        Subject to the satisfaction of the Minimum Tender Condition and the satisfaction, or waiver, of the other conditions and requirements set forth in Section 13 hereof, Purchaser will accept for payment (the time of such acceptance the "Acceptance Time") and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable following the Expiration Date.

        For each person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the "Certificates"), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only upon: (i) surrender of a Certificate (or affidavit of loss in lieu of the Certificate) to the Depositary and (ii) delivery of a Letter of Transmittal, duly executed and in proper form, with respect to such Certificates to the Depositary. See Section 3—"Procedures for Tendering Shares."

        For each holder of non-certificated Shares represented by book-entry, payment for Shares tendered and accepted for payment pursuant to the Offer will be made as promptly as practicable after the Effective Time upon delivery of a duly executed Letter of Transmittal to the Depositary. See Section 3—"Procedures for Tendering Shares."

        For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price with the Depositary, which will act as agent for the tendering holders of Shares for purposes of receiving payments from Purchaser and transmitting such payments to the tendering holders of Shares. Under no circumstances will interest be paid on the Common Share Offer Price or the Preferred Share Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

3.     Procedures for Tendering Shares.

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and either (a) certificates representing Shares tendered must be delivered to the Depositary or (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

        Book-Entry Transfer.    The Depositary will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

        Guaranteed Delivery.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by satisfying all of the requirements set forth below:

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  such tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

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  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within two trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange ("NYSE") is open for business.

        The Notice of Guaranteed Delivery may be delivered or transmitted by overnight courier, mail or email to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary prior to the expiration of the Offer.

        THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Other Requirements.    Notwithstanding any provision of the Merger Agreement, Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items together with the Shares within two NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

        Binding Agreement.    Purchaser's acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser's designees as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Care.com, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in Purchaser's sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge Purchaser's determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by Purchaser not to be in proper form or the acceptance for payment of or payment for which may, in Purchaser's opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge Purchaser's determination in a court of competent jurisdiction.

        Backup Withholding.    Under current U.S. federal income tax law, a stockholder who tenders Shares that are accepted for exchange or whose Shares are converted into the right to receive cash in the Merger may be subject to backup withholding. To avoid such backup withholding, a stockholder that is a "U.S. person" (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) who surrenders Shares for cash pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder's correct TIN or fails to provide the required certifications, the IRS may impose penalties on such stockholder, and the gross proceeds payable to such stockholder pursuant to the Offer or the Merger may be subject to backup withholding. All stockholders that are U.S. persons surrendering Shares pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certifications required to avoid backup withholding (unless an applicable exemption exists and is established in a manner satisfactory to the Depositary).

        Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders should complete and sign an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate IRS Form W-8 (instead of an IRS Form W-9) to avoid backup withholding. An appropriate IRS Form W-8 may be obtained from the Depositary or at the IRS website (www.irs.gov). See Instruction 8 to the Letter of Transmittal.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m., Eastern Time, on February 10, 2020), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, Shares may be withdrawn at any time after March 12, 2020, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

        For a withdrawal of Shares to be effective, a written transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in Purchaser's sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge Purchaser's determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures for tendering Shares described in Section 3—"Procedures for Tendering Shares" at any time prior to the expiration of the Offer.

        If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on Purchaser's behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4.

5.     U.S. Federal Income Tax Consequences of the Offer and the Merger.

        The following summary describes the U.S. federal income tax consequences generally applicable to stockholders whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements, and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only stockholders who hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally property held for investment) and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities, insurance companies, expatriates, mutual funds, real estate investment trusts, cooperatives, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, and persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or foreign tax consequences.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Shares that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any State or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. For purposes of this summary, a "Non-U.S. Holder" means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges Shares for cash pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Shares should consult its tax advisor regarding the tax consequences of exchanging Shares for cash pursuant to the Offer or the Merger.

        Stockholders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash pursuant to the Offer or the Merger in light of their particular circumstances.

U.S. Holders

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges Shares for cash pursuant to the Offer or the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder's adjusted tax basis in the Shares exchanged. Such gain or loss will generally be long-term capital gain or loss if, as of the date of the exchange, a U.S. Holder's holding period in the Shares exchanged is more than one year.

        Long-term capital gain recognized by individuals and certain other non-corporate U.S. Holders is currently subject to tax at preferential rates. The deductibility of capital losses is subject to limitations under the Code.

        If a U.S. Holder acquired different blocks of Shares at different times or at different prices, such U.S. Holder generally must determine its adjusted tax basis and holding period separately with respect to each such block of Shares.

Non-U.S. Holders

        Subject to the discussion below regarding backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder's permanent establishment in the United States), in which case (i) the Non-U.S. Holder will be subject to U.S. federal income tax in the same manner as if it were a U.S. Holder (but such Non-U.S. Holder should provide an IRS Form W-8ECI) and (ii) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty);

  •
  the Non-U.S. Holder is an individual present in the United States for 183 or more days in the taxable year of the sale (or, if applicable, the taxable year of the Merger) and certain other conditions exist, in which case, the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares (which gain may be offset by certain U.S. source losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses); or

  •
  the Company is or has been a United States real property holding corporation for U.S. federal income tax purposes. The Company does not believe it is or has been a United States real property holding corporation and does not anticipate becoming a United States real property holding corporation before the date of sale (or, if applicable, the date of the Merger).

        A Non-U.S. Holder generally will be exempt from information reporting and backup withholding if it certifies on an appropriate IRS Form W-8BEN or W-8BEN-E (or other appropriate IRS Form W-8) that it is not a United States person, or otherwise establishes an exemption in a manner satisfactory to the Depositary or other payor.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against Non-U.S. Holder's U.S. federal income tax liability provided certain information is timely provided to the IRS. Each stockholder should consult with its tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6.     Price Range of Shares; Dividends.

        The Common Shares are traded on the NYSE under the symbol "CRCM." Care.com has advised Parent and Purchaser that, as of January 9, 2020, 33,288,814 Common Shares (excluding treasury shares) and 46,350 Preferred Shares were issued and outstanding. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Common Share on the NYSE, as reported in

Care.com's Annual Report on Form 10-K with respect to the fiscal years ended December 31, 2017 and 2018 and published financial sources with respect to the periods after December 29, 2018.

Fiscal Year Ended December 29, 2018:	High	Low
First Quarter	$20.62	$15.80
Second Quarter	22.95	15.14
Third Quarter	22.30	17.09
Fourth Quarter	22.42	16.35

Fiscal Year Ended December 31, 2019:	High	Low
First Quarter	$25.81	$18.54
Second Quarter	19.98	10.77
Third Quarter	11.66	7.61
Fourth Quarter	15.22	9.72

Fiscal Year Ended December 31, 2020:	High	Low
First Quarter (through January 10, 2020)	$15.15	$14.93

        On December 19, 2019, the trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price of the Common Shares on the NYSE was $13.25. Between December 20, 2019, the first full trading day after the public announcement of the Merger Agreement, and January 10, 2020, the reported closing sale price per Common Share on the NYSE ranged between $15.12 and $14.93. On January 10, 2020, the last full trading day prior to the commencement of the Offer, the reported closing sale price per Common Share on the NYSE during normal trading hours was $14.98 per Common Share.

        The Preferred Shares are not publicly traded and there is no market for the Preferred Shares.

        Care.com has not paid cash dividends on its Common Shares since its inception. In Care.com's Annual Report on Form 10-K for the fiscal year ended December 29, 2018, Care.com indicated that while its board of directors did not presently intend to pay cash dividends on the Common Shares, any determination to do so in the future would be at their discretion. Holders of the Preferred Shares are entitled to a cumulative dividend at a rate of 5.50% per annum, payable in kind and semi-annually in arrears. Under the terms of the Merger Agreement, Care.com is not permitted to declare, set aside, make or pay any dividends or other distributions (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other equity interests, except for any dividends on Preferred Shares pursuant to Section 4(b) of the Certificate of Designations. See Section 14—"Dividends and Distributions." Stockholders are urged to obtain a current market quotation for the Shares.

7.     Certain Effects of the Offer.

        Market for the Shares.    If the Offer is successful, there will be no market for the Common Shares because Purchaser intends to consummate the Merger on the same business day as the Acceptance Time and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. Currently, there is no established trading market for the Preferred Shares.

        Stock Quotation.    The Common Shares are currently listed on the NYSE. Immediately following the consummation of the Merger (which will occur on the same business day as the Acceptance Time), the Shares will no longer meet the requirements for continued listing on the NYSE because the only stockholder will be Purchaser. Immediately following the consummation of the Merger, we intend and will cause Care.com to delist the Common Shares from the NYSE.

        Margin Regulations.    The Common Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (which we refer to as the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Shares. Depending upon factors similar to those described above regarding the market for the Common Shares and stock quotations, it is possible that, following the Offer, the Common Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Care.com to the SEC if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by Care.com to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Care.com, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Care.com and persons holding "restricted securities" of Care.com to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. Parent intends and will cause Care.com to terminate the registration of the Common Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.

8.     Certain Information Concerning Care.com.

        The following description of Care.com and its business was taken from Care.com's Annual Report on Form 10-K for the fiscal year ended December 29, 2018, and is qualified in its entirety by reference to such report.

        Care.com is the world's largest online marketplace for finding and managing family care. Care.com's consumer products and services are designed to make it easier for families to find and manage quality caregivers and for caregivers to find satisfying jobs and manage their careers. Care.com also offers products and services that allow families to share experiences and request advice. Additionally, Care.com offers services to employers and care-related businesses that are designed to benefit those organizations as well as their family and caregiver members.

        Care.com is a Delaware corporation founded in 2006. Care.com's principal executive offices are located at 77 Fourth Avenue, Fifth Floor, Waltham, Massachusetts 02451. Care.com's telephone number at such principal executive offices is (781) 642-5900.

        Available Information.    Care.com is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Care.com's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Care.com's securities, any material interests of such persons in transactions with Care.com, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Care.com's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at

100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC's Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Care.com, who file electronically with the SEC. The address of that site is http://www.sec.gov. Care.com also maintains an Internet website at https://www.care.com/. The information contained in, accessible from or connected to Care.com's website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Care.com's filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

        Sources of Information.    Except as otherwise set forth herein, the information concerning Care.com contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by Care.com. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Care.com contained in such documents and records or for any failure by Care.com to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.     Certain Information Concerning Purchaser and Parent.

        General.    Purchaser is a Delaware corporation with its registered office located at 555 West 18th Street, New York, New York 10011. The telephone number of Purchaser is (212) 314-7300. Purchaser is a direct wholly-owned subsidiary of Parent. Purchaser was formed for the purpose of effecting the transactions contemplated by the Merger Agreement and has not engaged in any activities other than those incidental to its formation and the transactions contemplated by the Merger Agreement and Support Agreements.

        Parent is a Delaware corporation with its principal executive offices located at 555 West 18th Street, New York, New York 10011. The telephone number of Parent is (212) 314-7300. Parent is a leading media and Internet company. Parent has majority ownership of both Match Group, which includes Tinder, Match, PlentyOfFish and OkCupid, and ANGI Homeservices, which includes HomeAdvisor, Angie's List and Handy, and also operates Vimeo, Dotdash and The Daily Beast, among many other online businesses. Parent is a leading media and Internet company with more than 150 brands and products serving loyal consumer audiences.

        The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Purchaser and Parent and certain other information are set forth in Schedule A hereto.

        During the last five years, none of Purchaser or Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule A hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or other minor offenses) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as otherwise described in this Offer to Purchase, (i) none of Purchaser, Parent, any majority-owned subsidiary of Purchaser or Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule A hereto or any associate or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as otherwise described in this Offer to Purchase, none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule A hereto, has any contract, arrangement, or understanding with any other person with respect to any securities of Care.com, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth in this Offer to Purchase, none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule A hereto, has had any business relationship or transaction with Care.com or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule A hereto, on the one hand, and Care.com or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Purchaser and Parent filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, and such reports and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Parent filings are also available to the public on the SEC's internet website (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

10.   Background of the Offer; Contacts with Care.com.

        Background of the Offer and the Merger; Past Contacts or Negotiations between Parent and Care.com.    The following is a description of contacts between representatives of Parent or Purchaser with representatives of Care.com that resulted in the execution of the Merger Agreement and the other documents related to the Offer and the Merger. For a review of Care.com's activities relating to these contacts, please refer to Care.com's Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

Background of the Offer and the Merger

        The following contains a description of material contacts between representatives of Parent or Purchaser and representatives of Care.com that resulted in the execution of the Merger Agreement and the agreements related to the Offer. The discussion below covers only the material contacts and does not attempt to describe every communication between representatives of Parent or Purchaser and representatives of Care.com. For a review of Care.com's activities relating to these contacts, please refer to Care.com's Schedule 14D-9 that will be filed with the SEC and mailed to all Care.com stockholders with this Offer to Purchase.

        The board of directors of Parent and Parent's executive management regularly evaluate various strategies to improve Parent's competitive position and enhance value for Parent stockholders, including opportunities for acquisitions of other companies or their assets. Parent also meets with potential partners and acquisition targets as applicable to understand these companies' businesses and evaluate potential opportunities.

        During the summer of 2017, Care.com and its advisors made confidential outreach to Parent to assess whether it would be interested in exploring potential strategic transactions with the Company. However, Parent did not submit a proposal to acquire the Company at that time.

        In early October, 2019, Morgan Stanley contacted Glenn H. Schiffman, the Chief Financial Officer of Parent, to solicit Parent's interest in participating in a process to evaluate potential transactions of the Company. Parent expressed interest in evaluating a potential transaction with the Company.

        On October 3, 2019, Morgan Stanley, the Company's financial advisor, sent Parent a draft of Care.com's form confidentiality agreement, including a customary standstill provision and related "sunset" provision to facilitate further discussions on the basis of confidential information. Parent responded with comments to the form confidentiality agreement on October 4, 2019. Following negotiation, Parent and Care.com entered into the confidentiality agreement on October 14, 2019.

        On October 21, 2019, a virtual data room containing confidential information of Care.com was made available to Parent to help Parent evaluate Care.com.

        On October 22, 2019, Ms. Marcelo and other members of Care.com senior management held an in-person management presentation with members of Parent's senior management team at Parent's New York offices.

        On October 25, 2019, at the direction of Care.com, Morgan Stanley sent a bid instruction letter to Parent, requesting that Parent provide a non-binding indication of interest by November 11, 2019.

        On November 12, 2019, Parent submitted to Care.com a non-binding proposal, in which Parent expressed an interest in acquiring Care.com for $12.00 per share, payable either in cash or freely tradeable shares of IAC (or a combination thereof). Parent's proposal indicated that the transaction was not conditional on financing but was subject to completion of due diligence, among other matters.

        On November 16, 2019, representatives of Morgan Stanley indicated to Parent that it would have to meaningfully improve its $12.00 price per share non-binding proposal to reflect a control premium to the then- current share price.

        On November 18, 2019, Parent confirmed to representatives of Morgan Stanley that, subject to additional diligence and analysis, it would be able to increase its $12.00 price per share proposal in order to reach a control premium to the then current share price of Care.com, and was allowed to proceed in the process as discussed with the Board.

        During the second half of November and into December 2019, Care.com's senior management and advisors continued to respond to diligence requests from Parent.

        On November 24, 2019, Parent and Care.com executed an amendment to their confidentiality agreement to allow for ANGI Homeservices, Inc. and its subsidiaries to be covered under the agreement.

        On November 25, 2019, Morgan Stanley sent to Parent an initial draft of the form merger agreement prepared by Latham & Watkins LLP ("Latham"), counsel to Care.com.

        On December 2, 2019, Morgan Stanley reached out to Parent and requested that any proposed comments to the form merger agreement be submitted to Latham by no later than December 9, 2019.

        On that same day, Ms. Marcelo and senior management of Care.com met with members of Parent's senior management team at Latham's New York office to engage in in-person diligence discussions.

        On December 4, 2019, Morgan Stanley sent a revised bid instruction letter to Parent, asking Parent to submit its final binding proposal by no later than December 16, 2019. The bid instruction letter indicated that Parent's proposal should provide a specific price per share and, if subject to external financing, should include customary executed debt and equity commitment letters.

        On December 11, 2019, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), counsel to Parent, sent to Latham an issues list to the form merger agreement. The issues list addressed, among other things, Parent's proposal to structure the transaction as a two-step merger, a request for certain of Care.com's stockholders to execute support agreements, certain aspects of the fiduciary out provision and related termination rights and fees, including a request to increase the termination fee to 4% of equity value and to provide expense reimbursement upon the failure to obtain the requisite Care.com stockholder vote. Representatives of Latham and Skadden had a subsequent call on the morning of December 12, 2019, to discuss the issues list and related terms and conditions of the form merger agreement.

        On December 14, 2019, Skadden sent a revised draft of the form merger agreement to Latham. The comments in Skadden's draft of the merger agreement were consistent with the issues list previously circulated and discussed.

        On December 15, 2019, Parent called Morgan Stanley to provide an update on its process. Parent confirmed there was no financing condition to its proposal, and Parent would be in a position to sign a definitive agreement in a short period of time if the parties could come to agreeable terms. Morgan Stanley reiterated that Parent would need to provide an updated bid with a per share purchase price that reflected a control premium in order for Care.com to move forward with Parent in the final phase of bidding.

        On December 16, 2019, Parent submitted a revised proposal to Care.com, indicating Parent's willingness to acquire 100% of the outstanding equity of Care.com at a price of $13.00 per share in cash, which Parent noted was a 39% premium on Care.com's share price on August 14, 2019 (the day prior to the release of Engine Capital's letter urging the Company to explore a sale). The proposal indicated that the transaction was not conditioned on financing and that Parent would be willing to work expeditiously towards completing its diligence, negotiating definitive agreements and announcing a transaction.

        On December 17, 2019, Morgan Stanley contacted Parent to discuss its proposal, indicating that Parent's proposal was inadequate and would not provide a basis for the Company to move forward. Morgan Stanley indicated that the Company would likely move forward without Parent unless the revised offer was consistent with the feedback Morgan Stanley previously provided to Parent that the Care.com Board required a control premium to the share price as of the time of Parent's initial non-binding proposal. Also on December 17, 2019, Skadden provided a draft stockholder support agreement to Latham, which Parent requested be entered into by Ms. Marcelo, CapitalG LP ("CapitalG") and Tenzing Global Management LLC ("Tenzing") (and certain of their affiliates) concurrently with the public announcement of a proposed transaction.

        On December 18, 2019, Parent submitted its revised best and final offer pursuant to which it offered to acquire all outstanding Shares of Care.com for $15.00 per share in cash, provided that the parties executed definitive transaction documentation no later than December 20, 2019. Parent's offer was not subject to any financing condition.

        On December 19, 2019, Care.com informed Parent that it wished to engage in further discussions and negotiations with the goal of executing definitive transaction documents for Parent to acquire all outstanding Shares of Care.com for $15.00 per Share.

        From December 19 to December 20, 2019, representatives of each of Parent and Care.com and their respective legal counsel continued to negotiate the final terms of the merger agreement. In addition, during this period of time, representatives of Ms. Marcelo, CapitalG and Tenzing worked to negotiate the terms of the support agreements with Parent and its advisors, reaching an agreement in the early morning of December 20, 2019.

        Also on December 20, 2019, Care.com, Parent and Purchaser executed and delivered the Merger Agreement. Tenzing, CapitalG and Ms. Marcelo also each executed and delivered a Support Agreement with Parent and Purchaser, pursuant to which they agreed to tender their shares in the Offer.

        Before the opening of trading on the NYSE on December 20, 2019, Parent and Care.com issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of a tender offer by Parent to acquire all the outstanding Shares of Care.com at a price of $15.00 per Share in cash.

        On January 13, 2020, Purchaser commenced the Offer and filed this Schedule TO-T.

11.   Purpose of the Offer and Plans for Care.com; Summary of the Merger Agreement and Certain Other Agreements.

Purpose of the Offer and Plans for Care.com.

        The purpose of the Offer and the Merger is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, Care.com. Pursuant to the Merger, Parent will acquire all of the stock of the Company not purchased pursuant to the Offer or otherwise subject to the terms and conditions set forth in the Merger Agreement. Stockholders of the Company who tender their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in the Company. On the other hand, after tendering their Shares in the Offer or having their Shares cancelled in the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company stock.

        If the Minimum Tender Condition is satisfied and Purchaser accepts Shares for payment pursuant to the Offer, the Merger will be consummated in accordance with Section 251(h) of the DGCL. See "Summary of the Merger Agreement—The Merger" below. If the Offer is consummated, Purchaser will not seek a vote of the remaining public stockholders of Care.com before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation (the shares of which are listed on a national securities exchange or held of record by more than 2,000 holders), and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the vote of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, Purchaser will effect the closing of the Merger without a vote of the stockholders of Care.com in accordance with Section 251(h) of the DGCL. At the Effective Time, the Restated Certificate of Incorporation of the Company will be amended and restated in its entirety in the form attached to the Merger Agreement, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until further amended. Also at the Effective Time, the Amended and Restated Bylaws of the Company will be amended and restated in their entirety in the form attached to the Merger Agreement, and, as so amended and restated, will be the bylaws of the Surviving Corporation until further amended. At the Effective Time, the directors of Purchaser will become the directors of the Surviving Corporation and the officers of the Company will become the officers of the Surviving Corporation, each until their respective successors are duly elected or appointed. See "Summary of the Merger Agreement—The Merger" below.

        If Purchaser accepts Shares for payment pursuant to the Offer, Parent will obtain control over Care.com. Parent and Purchaser are conducting a detailed review of Care.com and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and considering what changes may be desirable in light of the circumstances that exist at Care.com. Following completion of the Offer, Parent will continue to evaluate the business and operations of Care.com, and will take such actions as Parent deems appropriate under the circumstances then existing. With a view to optimizing development of Care.com's potential, Purchaser's plans for Care.com may change based on further analysis including changes in the Company's business, corporate structure, certificate of incorporation, bylaws, capitalization, board of directors and management, although, except as disclosed in this Offer to Purchase, Parent and Purchaser have no current plans with respect to any of such matters.

        Except as disclosed in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in the Company's corporate structure or business.

Summary of the Merger Agreement.

  Merger Agreement

        On December 20, 2019, Care.com, Parent and Purchaser entered into the Merger Agreement. The following summary of the material provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibits (d)(1) hereto and is incorporated herein by reference.

        The Merger Agreement has been filed as an exhibit to the Offer to Purchase to provide stockholders with information regarding its terms. The assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules delivered by Care.com to Parent (the "Company Disclosure Letter") in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties to the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts and circumstances of Care.com at the time they were made and the information in the Merger Agreement should be considered in conjunction with the entirety of the factual disclosure about Care.com in Care.com's public reports filed with the SEC. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Care.com's public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Offer, the Merger, Care.com, Parent, Purchaser, their respective affiliates and their respective businesses that are contained in, or incorporated by reference into, the tender offer statement on Schedule TO and related exhibits, including the Offer to Purchase, and the Schedule 14D-9, as well as in Care.com's other public filings.

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer no later than January 13, 2020. Purchaser's obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other conditions to the Offer that are described in Section 13—"Conditions of the Offer." Subject to the satisfaction of the Minimum Tender Condition and the other conditions to the Offer that are described in Section 13—"Conditions of the Offer," the Merger Agreement provides that Purchaser shall, and Parent shall cause

Purchaser to, as soon as practicable after the Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement, accept and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer. The Offer will expire one minute after 11:59 p.m., Eastern Time, on February 10, 2020, unless we extend the Offer pursuant to the terms of the Merger Agreement.

        Parent and Purchaser expressly reserve the right to waive (to the extent permitted under applicable legal requirements) any condition to the Offer, to increase the amount of cash constituting the Offer Price, to make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement and to terminate the Offer if the conditions to the Offer are not satisfied and the Merger Agreement is terminated, except that Care.com's prior written approval is required for Parent or Purchaser to:

  •
  decrease the Offer Price;

  •
  change the form of consideration payable in the Offer;

  •
  reduce the maximum number of Common Shares or Preferred Shares sought to be purchased in the Offer;

  •
  amend, modify or waive the Minimum Tender Condition;

  •
  amend any of the other conditions to the Offer set forth in Section 13 hereof in a manner adverse to the holders of Common Shares or Preferred Shares;

  •
  impose conditions to the Offer that are in addition to the conditions to the Offer set forth in Section 13 hereof;

  •
  terminate, accelerate or otherwise modify or amend the Offer to accelerate the Expiration Date (except as provided in the Merger Agreement); or

  •
  otherwise modify or amend any of the other terms of the Offer in a manner adverse in any material respect to the holders of Common Shares or Preferred Shares.

        The Merger Agreement contains provisions to govern the circumstances under which Purchaser is required to, and Parent is required to cause Purchaser to, extend the Offer. Specifically, the Merger Agreement provides that:

  •
  if, as of the then scheduled Expiration Date, any condition to the Offer has not been satisfied or waived, to the extent waivable, Purchaser has agreed to (and Parent has agreed to cause Purchaser to) extend the Offer for additional successive periods of up to ten business days per extension (or longer if agreed by Purchaser and the Company), to permit such condition to the Offer to be satisfied; and

  •
  Purchaser has agreed to (and Parent has agreed to cause Purchaser to) extend the Offer for the minimum period required by any law, interpretation or position of the SEC or its staff applicable to the Offer.

        However, Purchaser is not required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement in accordance with its terms and the Outside Date, which is June 20, 2020.

        Purchaser has agreed that it will (and Parent has agreed that it will cause Purchaser to) promptly, irrevocably and unconditionally terminate the Offer upon any termination of the Merger Agreement, and Purchaser will promptly return, and will cause any depository acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.

        The Merger.    The Merger Agreement provides for the merger of Purchaser with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement and in accordance with Section 251(h) of the DGCL. As the Surviving Corporation, Care.com will continue to exist following the Merger as a wholly owned subsidiary of Parent. Upon consummation of the Merger, the directors of Purchaser immediately prior to the effective time of the Merger will be the initial directors of the Surviving Corporation and the officers of Care.com immediately prior to the effective time of the Merger will be the initial officers of the Surviving Corporation. At the effective time of the Merger, the Restated Certificate of Incorporation of the Company will be amended and restated in its entirety in the form attached to the Merger Agreement, and the Amended and Restated Bylaws of the Company will be amended and restated in their entirety in the form attached to the Merger Agreement, each until further amended as provided in accordance with their terms or in accordance with applicable law.

        The Merger will be effective at the time the certificate of merger (the "Certificate of Merger") is duly filed with the Secretary of State of the State of Delaware or such later time as specified in the Certificate of Merger and agreed to by the Company, Parent and Purchaser in writing. Parent expects to complete the Merger after the Acceptance Time and the satisfaction or waiver of all other closing conditions. Unless otherwise agreed by the parties to the Merger Agreement, the parties are required to close the Merger on the same business day as the Acceptance Time, except if any of the conditions in Section 13 hereof (other than those conditions that by their nature are to be satisfied only at the closing, but subject to the satisfaction or waiver of those conditions at such time) has not been satisfied or waived by such date, in which case on no later than the first business day on which each of such conditions is satisfied. The conditions of the closing of the Merger are described below under the caption "Conditions to the Merger."

        The obligations of Parent and Purchaser to complete the Merger are subject to the satisfaction or waiver by each of the parties of the Minimum Tender Condition, the Competition Laws Condition, the Governmental Impediment Condition and the other conditions in Section 13 hereof.

        Board of Directors and Officers.    As of the Effective Time, the board of directors of Purchaser immediately prior to the Effective Time (or such other individuals designated by Parent) will become the directors of the Surviving Corporation and the officers of Care.com immediately prior to the Effective Time will continue as the officers of the Surviving Corporation.

        Conversion of Capital Stock at the Effective Time.    Common Shares outstanding immediately prior to the Effective Time (other than (i) Common Shares irrevocably accepted for payment in the Offer, (ii) Common Shares held by Care.com or any of its wholly-owned subsidiaries, (iii) Common Shares held by Parent, Purchaser or any other subsidiary of Parent and (iv) Common Shares held by the Company stockholders who properly demand and perfect appraisal rights under Delaware law) will be converted at the Effective Time into the right to receive $15.00 per Common Share and Preferred Shares outstanding immediately prior to the Effective Time (other than (i) Preferred Shares irrevocably accepted for payment in the Offer and (ii) Preferred Shares held by the Company stockholders who properly demand and perfect appraisal rights under Delaware law) will be converted at the Effective Time into the right to receive the Preferred Share Offer Price, in each case, net to the holder in cash, without interest, less any applicable withholding taxes (collectively, the "Merger Consideration").

        All outstanding shares of capital stock of Purchaser held immediately prior to the Effective Time shall be converted into and become (in the aggregate) 1,000 shares of newly and validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation and shall constitute the only outstanding capital of the Surviving Corporation.

        On or prior to the Effective Time, Parent will deposit or cause to be deposited with Computershare Trust Company, N.A. cash sufficient to pay the aggregate Merger Consideration payable upon surrender of the Shares.

        Treatment of Equity Awards.    Pursuant to the Merger Agreement, effective as of five business days prior to, and conditional upon the occurrence of, the Effective Time, each holder of any vested or unvested Company Option that qualifies as an incentive stock option within the meaning of Section 422(b) of the Code will be entitled to exercise such Company Option in full by providing Care.com with a notice of exercise and full payment of the applicable exercise price in accordance with and subject to the terms of the applicable Care Equity Plan and award agreement.

        At the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will automatically be cancelled and converted into the right to receive (without interest) an amount in cash, less applicable tax withholdings, equal to the product of (x) the total number of Common Shares underlying the Company Option, multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided that any Company Option with an exercise price that is equal to or greater than the Merger Consideration will be cancelled for no consideration.

        At the Effective Time, each award of Company Time-Based RSUs that is outstanding immediately prior to the Effective Time will become fully vested and will automatically be cancelled and converted into the right to receive (without interest) an amount in cash, less applicable tax withholdings, equal to (x) the total number of Common Shares underlying such award of Company Time-Based RSUs as of immediately prior to the Effective Time, multiplied by (y) the Merger Consideration.

        Each award of Company restricted stock units other than the Company Time-Based RSUs described above will be cancelled for no consideration prior to the Effective Time in accordance with its terms.

        The Surviving Corporation will, and Parent will cause the Surviving Corporation to, pay to the holders of Company Options and Company Time-Based RSUs the amounts described above, as applicable, as soon as practicable following the date the Merger is consummated, through the Surviving Corporation's payroll system (to the extent applicable); provided that, with respect to Company Time-Based RSUs, to the extent payment within such time or on such date would trigger a tax or penalty under Section 409A of the Code, such payments will be made on the earliest date that payment would not trigger such tax or penalty.

        Representations and Warranties.    In the Merger Agreement, Care.com has made representations and warranties to Parent and Purchaser with respect to, among other things:

  •
  corporate matters, such as organization, organizational documents, standing, qualification, enforceability, power and authority;

  •
  subsidiaries;

  •
  required consents and approvals, and no violations of organizational documents, contracts or applicable law as a result of the Offer or Merger;

  •
  capitalization;

  •
  financial statements and SEC filings (including Offer documents and the Company's Schedule 14D-9);

  •
  disclosure controls and internal control over financial reporting;

  •
  undisclosed liabilities;

  •
  certain changes or events from September 30, 2019 to the date of the Merger Agreement;

  •
  legal proceedings;

  •
  permits and legal and regulatory compliance;

  •
  material contracts;

  •
  employees and employee benefit plans, including ERISA, labor relations and certain related matters;

  •
  tax matters;

  •
  environmental matters;

  •
  intellectual property, data protection and cyber security;

  •
  real property matters;

  •
  compliance with anti-corruption and anti-bribery laws;

  •
  affiliated transactions;

  •
  opinion of its financial advisor;

  •
  except in the absence of Section 251(h) of the DGCL, no requirement for shareholders to vote on the transactions;

  •
  state takeover statutes;

  •
  insurance; and

  •
  brokers' fees and expenses.

        Some of the representations and warranties in the Merger Agreement made by Care.com are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any change, event, effect, circumstance, condition, occurrence or development that (x), individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole or (y) would prevent or materially impairs or delays the consummation of the Merger or performance by the Company of any of its material obligations made under the Merger Agreement. The definition of "Company Material Adverse Effect" excludes the following from constituting or being taken into account in determining whether there has been, is or would reasonably be expected to be a Company Material Adverse Effect:

  (i)
  changes or proposed changes in applicable laws, GAAP or the interpretation or enforcement thereof;

  (ii)
  changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or its subsidiaries operate in the United States or globally;

  (iii)
  changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis;

  (iv)
  actions or omissions required of the Company under the Merger Agreement or taken at the express written request of Parent or Purchaser;

  (v)
  the public announcement, pendency or consummation of the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including the identity of Parent or any of its subsidiaries or any public communication by Parent or any of its subsidiaries regarding plans, proposals or projections with respect to the Company, its subsidiaries or their employees (including any impact on the relationship of the Company or any its subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners);

  (vi)
  any actions, suits, claims, charges, litigation, arbitration or proceedings, in each case, by or before any governmental entity, arising from allegations of breach of fiduciary duty by the Care.com Board or violation of Law by the Care.com Board relating to the Merger Agreement or the transactions contemplated hereby;

  (vii)
  changes in the trading price or trading volume of Common Shares or any suspension of trading (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur); or

  (viii)
  any failure by Care.com or any of its subsidiaries to meet any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur).

        However, the exceptions set forth in subclauses (i), (ii) and (iii) above will not apply to the extent that such Company Material Adverse Effect disproportionately impacts Care.com and its subsidiaries, taken as a whole, compared to other companies operating in the industry in which Care.com and its subsidiaries operate or participate.

        In the Merger Agreement, Parent and Purchaser have made representations and warranties to Care.com with respect to:

  •
  corporate matters, such as organization, standing, enforceability, power and authority;

  •
  no ownership of any Shares;

  •
  required consents and approvals, and no violations of laws or agreements;

  •
  sufficiency of funds;

  •
  absence of litigation;

  •
  broker's fees and expenses; and

  •
  independent investigation regarding Care.com.

        Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to "materiality" or "Parent Material Adverse Effect." For purposes of the Merger Agreement, "Parent Material Adverse Effect" means any change, event, development, condition, occurrence or effect that prevents or materially impairs or delays the consummation of the Merger or performance by Parent or Purchaser of any of their material obligations under the Merger Agreement.

        None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement will survive the Effective Time.

        Access to Information.    Subject to certain limited exceptions, from the date of the Merger Agreement, Care.com will, and will cause its subsidiaries to, provide Parent, Purchaser and their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents or other representatives (collectively, "Representatives") access at reasonable times upon prior written notice to the officers, employees, properties, books and records of Care.com and its subsidiaries and furnish promptly such information concerning the business, properties, contracts, assets and liabilities of the Company and each of its subsidiaries as Parent or its Representatives may reasonably request.

        Notice of Certain Events.    Care.com and Parent have agreed to promptly notify the other of (i) any notice or other communication received from any person alleging that the consent of such person is or may be required in connection with the Transactions; (ii) any notice or other communication from any governmental entity or the NYSE in connection with the Transactions or (iii) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions set forth in the Merger Agreement not being satisfied.

        Conduct of Business Pending the Merger.    Care.com has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, except as required by the Merger Agreement or as consented to in writing by Parent (which consent may not be unreasonably withheld, conditioned or delayed) or as disclosed to Parent and Purchaser prior to the execution of the Merger Agreement in the Company Disclosure Letter, it will, and will cause each of its subsidiaries to use commercially reasonable efforts to, (i) conduct its operations only in the ordinary course of business in a manner consistent with past practice and (ii) keep available the services of the current officers, employees and consultants of the Company and each of its subsidiaries and to preserve the goodwill and current relationships of the Company and each of its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has business relations. In addition, Care.com and its subsidiaries will not, among other things and subject to specified exceptions (including ordinary course exceptions):

  •
  amend its certificate of incorporation or bylaws or equivalent organizational documents;

  •
  issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities of the Company or any of its subsidiaries, other than the issuance of Shares upon the exercise of Company Options or settlement of Company RSUs, in each case, outstanding as of the date of the Merger Agreement in accordance with their terms;

  •
  sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets of the Company or any of its subsidiaries (other than intellectual property);

  •
  sell, assign, pledge, transfer, exclusively license, abandon, or otherwise dispose of any material intellectual property;

  •
  declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other equity interests, except for any dividends on Preferred Shares pursuant to Section 4(b) of the Certificate of Designations or dividends paid by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company;

  •
  reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests;

  •
  adopt a plan of merger, merge or consolidate the Company or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

  •
  acquire (including by merger, consolidation, or acquisition of stock or assets or other similar transaction) any person, division or assets;

  •
  repurchase, redeem, defease, cancel, prepay, forgive, issue, sell or otherwise incur, or amend in any material respect the terms of, any indebtedness for borrowed money or any debt securities of the Company or any of its subsidiaries or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any person (other than a wholly-owned subsidiary of the Company), except the Company and its subsidiaries may incur indebtedness for borrowed money not to exceed $1,000,000 individually or in the aggregate;

  •
  make any loans, advances, investments or capital contributions to, or investments in, any other person (other than any wholly-owned subsidiary of the Company);

  •
  terminate, cancel or renew, or agree to any material amendment to or waiver under any of the Company's material contracts, or enter into or amend any contract that, if existing on the date hereof, would be a material contract of the Company;

  •
  except to the extent required by the Merger Agreement, applicable law or the existing terms of any Care benefit plan:

  (A)
  increase the compensation, fees or benefits payable or to become payable to any current or former individual service provider;

  (B)
  grant any new incentive compensation to any current or former individual service provider;

  (C)
  grant or provide any change in control, severance, termination, retention or similar payments or benefits to any current or former service provider (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any tax incurred by such individual, including under Section 409A or 4999 of the Code);

  (D)
  establish, adopt, enter into, amend or terminate any Company benefit plan (or any plan, program, policy, agreement or arrangement that would be a Company benefit plan if it were in existence on the date of the Merger Agreement);

  (E)
  take any action to accelerate the vesting, payment or funding of any compensation or benefits under any Company benefit plan;

  (F)
  hire, engage or promote any employee with an annual base salary of $150,000 or more or any independent contractor or consultant who is a natural person and who is or would reasonably be expected to receive an annualized fee of $25,000 or more;

  (G)
  terminate (other than for cause) the employment or service of (1) any employee in connection with any reduction in force or mass termination or (2) any employee with an annual base salary of $150,000 or more or any independent contractor or consultant who is a natural person and who is or would reasonably be expected to receive an annualized fee of $25,000 or more; or

  (H)
  change any material actuarial or other assumptions used to calculate funding obligations with respect to any Company benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP.

  •
  make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a governmental entity;

  •
  compromise, settle or agree to settle any proceeding, subject to certain customary exceptions;

  •
  make any capital expenditures in the aggregate (or any authorization or commitment with respect thereto) in any period in excess of the aggregate amount of capital expenditures budgeted for such period;

  •
  enter into any material partnership, joint venture or similar business organization;

  •
  enter into any contract between the Company or any subsidiary, on the one hand, and any affiliates (other than the Company and its subsidiaries) of the Company, on the other hand other than advances for business, travel-related, relocation or other similar expenses in accordance with any currently existing Company policy;

  •
  adopt or implement any stockholder rights plan or similar arrangement that is, or at the Effective Time will be, applicable to the Merger Agreement, the Merger or the transactions contemplated thereby;

  •
  except as required by law or a governmental entity, make, change or revoke any material tax election, change any of its material methods of accounting for tax purposes, or enter into any settlement or "closing agreement" within the meaning of Section 7121 of the U.S. Internal Revenue Code of 1986 (or any similar provision of state, local or non-U.S. law) with respect to any material tax claim, audit or dispute;

  •
  except as required by law, (i) modify, extend or enter into any labor agreement or (ii) recognize or certify any labor or trade union, labor organization, works council or group of employees of the Company or its subsidiaries;

  •
  waive the restrictive covenant obligations of any employee of the Company or its subsidiaries; or

  •
  enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of the Merger Agreement.

        Antitrust Laws.    Each of Parent, Purchaser and Care.com shall use reasonable best efforts to (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any contract to which the Company or Parent or any of their respective subsidiaries is party or by which such person or any of their respective properties or assets may be bound, (ii) obtain all necessary or advisable actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities (including those in connection with any applicable supranational, national, federal, state, provincial or local law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States ("Competition Laws")), make all necessary or advisable registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any proceeding by, any governmental entity (including in connection with applicable Competition Laws), (iii) submit promptly any additional information requested by any governmental entity that is required or advisable and respond as practicable to any inquiries or requests received from any governmental entity, (iv) resist, contest or defend any proceeding (including administrative or judicial proceedings) challenging the Offer, the Merger or the completion of the transactions contemplated in connection with the Merger Agreement, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions, and (v) execute and deliver any additional instruments necessary to consummate the transactions and to fully carry out the purposes of the Merger Agreement.

        Without limiting the foregoing, Parent agrees to use its reasonable best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve, avoid or eliminate each and every impediment under any applicable Competition Law asserted by any governmental entity with respect to the Offer and the Merger so as to enable the closing of the Merger to occur as promptly as practicable, including (i) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of Parent or the Company or any of their respective subsidiaries or (ii) accepting any operational restrictions or otherwise taking or committing to take actions that limit Parent's or any Parent subsidiary's freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent or the Company or any of their respective subsidiaries in each case, as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the closing of the Merger, as applicable. If such efforts fail to resolve, avoid or eliminate each and every impediment under any applicable Competition Law that may be asserted by any governmental entity with respect to the Offer and the Merger so as to enable the closing of the Merger to occur, then Parent shall use its best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) that would prevent the closing of the Merger from occurring as promptly as practicable. Notwithstanding the foregoing or any other provision of the Merger Agreement, none of Parent, the Company or any of their respective subsidiaries shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any assets, properties or businesses of Parent or the Company or any of their respective subsidiaries that, in each case, is not conditioned on the consummation of the transactions.

        Neither Parent nor Purchaser shall directly or indirectly acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any governmental entity necessary to consummate the transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any governmental entity seeking an order prohibiting the consummation of the transactions, (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) materially delay or prevent the consummation of the transactions.

        Employee Matters.    Parent has agreed that, during the period that each individual who is an employee of Care.com and its subsidiaries immediately prior to the Effective Time (each a "Continuing Employee") remains employed with the Surviving Corporation following the closing of the Merger, Parent will provide or cause one of its subsidiaries, including the Surviving Corporation, to provide to each Continuing Employee, (i) for the 12 month period following the date the Merger is consummated, base salary or wage rate, as applicable, and a target annual cash bonus opportunity that is not less than the base salary or wage rate, as applicable, and target annual cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) during the period commencing on the date the Merger is consummated and ending on December 31, 2020, other compensation and benefits (excluding equity and equity-based compensation, defined benefit pension and retiree welfare benefits) that are substantially comparable in the aggregate to the other compensation and benefits (excluding equity and equity-based compensation, defined benefit pension and retiree welfare benefits) provided to such Continuing Employee immediately prior to the Effective Time.

        From and after the Effective Time, Parent will, or will cause one of its subsidiaries, including the Surviving Corporation, to assume and honor each of Care.com's employment, severance, retention and termination plans, policies, programs, agreements and arrangements, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by the Merger Agreement (either alone or in combination with any other event), in each case, which may be amended or terminated by Parent or the applicable subsidiary of Parent in accordance with the terms of the applicable plan, policy, program, agreement or arrangement; provided, however, that if within 12 months following the Effective Time, Parent or any of its subsidiaries discontinues Care.com's severance practices, then the Continuing Employees will be eligible for severance benefits that are substantially comparable to those provided to similarly situated employees of Parent and its subsidiaries.

        With respect to benefit plans maintained by Parent or any of its subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans), Parent will, or will cause the applicable subsidiary of Parent to, use reasonable best efforts to cause, for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee's service with Care.com or any of its subsidiaries, as reflected in Care.com's records, to be treated as service with Parent or any of its subsidiaries, including the Surviving Corporation, to the extent such service would have been recognized under the comparable Care.com benefit plan immediately prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits and the foregoing service credit will not apply with respect to any defined benefit plan or retiree medical plan.

        Parent will, or will cause its subsidiaries (including the Surviving Corporation) to, use reasonable best efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Care.com benefit plan immediately prior to the Effective Time. Parent will, or will cause its subsidiaries, including the Surviving Corporation, to use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

        Directors' and Officers' Indemnification and Insurance.    Pursuant to the terms of the Merger Agreement, Care.com's directors and executive officers will be entitled to certain indemnification rights and coverage under directors' and officers' liability insurance policies for a period of time following the Effective Time, as described below.

        From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and advance expenses as incurred, to the fullest extent permitted under (i) applicable law, (ii) Care.com's organization documents in effect as of the date of the Merger Agreement and (iii) any contract of Care.com or its subsidiaries in effect as of the date of the Merger Agreement, each present and former director and officer of Care.com and its subsidiaries and each of their respective employees who serves as a fiduciary of a Company benefit plan (in each case, when acting in such capacity, an "Indemnitee") against any costs or expenses (including reasonable attorneys' fees), judgments, settlements, fines, losses, claims, damages, or liabilities incurred in connection with any proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time.

        In addition, Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time existing as of the Effective Time in favor of an Indemnitee as provided in its organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party's organizational documents in effect as of the date of the Merger Agreement or in any contract of Care.com or its subsidiaries with any of their respective directors, officers or employees in effect as of the date of the Merger Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of Care.com or its subsidiaries.

        For six years from and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally responsible for maintaining for the benefit of the directors and officers of Care.com, as of the date of the Merger Agreement and as of the closing date, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of Care.com, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by Care.com prior to the date of the Merger Agreement, it being understood that if the total premiums payable for such insurance coverage exceeds such amount, Parent shall obtain a policy with the greatest coverage available for a cost equal to such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by Care.com prior to the Effective Time, which policies provide such directors and officers with such coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time.

        Reasonable Best Efforts.    Each of Care.com, Purchaser and Parent has agreed to use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under the Merger Agreement and applicable law to consummate and make effective the Offer, the Merger and the other Transactions contemplated by the Merger Agreement, as promptly as practicable.

        Stockholder Litigation.    Care.com will give Parent reasonable opportunity to participate, review or comment on all material filings or responses to be made by Care.com in the defense or settlement of any stockholder litigation against Care.com and/or its directors and officers relating to the transactions contemplated by the Merger Agreement, including the Offer and the Merger and no such settlement of any stockholder litigation will be agreed to without Parent's prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

        Section 16 Matters.    Prior to the Effective Time, Care.com will take such steps as may be reasonably required to cause dispositions of Care.com's equity securities (including derivative securities with respect to the Common Shares or Preferred Shares) resulting from the Transactions by each individual who is subject to reporting requirements of Section 16(a) of the Exchange Act with respect to Care.com, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Stock Exchange Delisting and Deregistration.    The Surviving Corporation will cause Care.com's securities to be de-listed from NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time Care.com will reasonably cooperate with Parent to take such actions.

        No Solicitation.    Except as described below, Care.com will not, and will cause its subsidiaries not to, and Care.com will direct its representatives not to, directly or indirectly:

  (i)
  initiate, solicit, knowingly facilitate or intentionally encourage the making of any offer or submission that constitutes or would reasonably be expected to lead to an Acquisition Proposal (defined below);

  (ii)
  engage in or knowingly facilitate any discussions or negotiations with respect to an Acquisition Proposal (other than informing any third party of the existence of the non-solicitation provisions), except that, the Company may ascertain facts from any person making an Acquisition Proposal for the purpose of the Care.com Board informing itself about such Acquisition Proposal and the third party making such proposal;

  (iii)
  make available any non-public information regarding the Company or its subsidiaries to any person (other than Parent, and Purchaser and their respective representatives acting in their capacities as such) in connection with or in response to an Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal;

  (iv)
  enter into any letter of intent or agreement in principle or any contract concerning any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement defined below); or

  (v)
  reimburse or agree to reimburse the expenses of any other person (other than the Company's Representatives) in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an Acquisition Proposal.

        Care.com will, and will cause each of its subsidiaries to, and Care.com shall direct the Representatives of Care.com and its subsidiaries to, promptly cease and terminate any discussion or negotiation heretofore conducted by Care.com, any of its subsidiaries or their respective representatives with any person (other than Parent and its affiliates) with respect to any Acquisition Proposal, or any proposal that would reasonably be expected to lead to an Acquisition Proposal and request any such person to promptly return or destroy all confidential information concerning the Company and its subsidiaries.

        Notwithstanding the above limitations, if after the date of the Merger Agreement and prior to the Acceptance Time (i) the Company receives a bona fide written Acquisition Proposal from a third party, (ii) such Acquisition Proposal did not result from a breach of the non-solicitation provisions of the Merger Agreement in any material respect by the Company and (iii) the Care.com Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, based on information then available, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (defined below), then the Company may (A) provide information with respect to the Company and its subsidiaries to the third party making such Acquisition Proposal, its representatives and potential sources of financing pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements and (B) participate in discussions or negotiations with the third party making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that any material non-public information concerning the Company or its subsidiaries provided or made available to any third party shall, to the extent not previously provided or made available to Parent or Purchaser, be provided or made available to Parent or Purchaser as promptly as reasonably practicable (and in no event later than 24 hours) after it is provided or made available to such third party, except to the extent providing Parent or Purchaser with such information would violate any applicable law.

        From and after the date of the Merger Agreement, Care.com shall promptly (and in any event within 24 hours) notify Parent in the event that the Company receives any Acquisition Proposal. Care.com will notify Parent promptly (and in any event within 24 hours) of the identity of such person and provide to Parent a copy of such Acquisition Proposal (or, where no such copy is available, a reasonable description of such Acquisition Proposal). Without limiting the foregoing, Care.com will promptly (and in any event within 24 hours after such determination) advise Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal.

        For the purposes of the foregoing covenants and those contained under the remainder of this Section 11, please note the following definitions:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, dated October 14, 2019, as amended November 24, 2019, by and between the Company and Parent; provided that any such confidentiality agreement need not contain any standstill provision.

        "Acquisition Proposal" means any offer or proposal from a third party concerning (A) a merger, consolidation, share exchange, or other business combination or similar transaction involving the Company, (B) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, directly or indirectly, of assets of the Company (including equity interests of any subsidiary of the Company) or its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries, based on their fair market value as determined in good faith by the Care.com Board (or any duly authorized committee thereof), (C) an issuance (including by way of merger, consolidation, business combination or share exchange), directly or indirectly, of equity interests representing 15% or more of the voting power of the Company, or (D) any combination of the foregoing (in each case, other than the Offer and the Merger).

        "Intervening Event" means any event, change, effect, development, state of facts, condition or occurrence (including any acceleration or deceleration of existing changes or developments) that is material to the Company and its subsidiaries that (A) was not known nor reasonably foreseeable to the Care.com Board as of or prior to the date of the Merger Agreement, (B) is first occurring after the date of the Merger Agreement and (C) does not involve or relate to an Acquisition Proposal.

        "Superior Proposal" means a bona fide written Acquisition Proposal (except the references therein to "15%" shall be replaced by "50%") that the Care.com Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial and regulatory aspects of such Acquisition Proposal that the Care.com Board determines to be relevant thereto and such other factors as the Care.com Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), is more favorable from a financial point of view to the Company's stockholders than the Offer and the Merger.

        Nothing in the Merger Agreement shall prohibit Care.com from complying with Rules 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder.

        Recommendation Change.    As described above, and subject to the provisions described below, the Care.com Board has determined to recommend that the Company's stockholders accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the "Company Board Recommendation." The Care.com Board also agreed to include the Company Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer.

        Except as described below, prior to the Effective Time or the termination of the Merger Agreement pursuant to its terms, neither the Care.com Board nor any committee thereof may:

  (i)
  approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal;

  (ii)
  withdraw, change or qualify, in a manner adverse to Parent or Purchaser, the Company Board Recommendation;

  (iii)
  approve or cause the Company to enter into any merger agreement, acquisition agreement, memorandum of understanding, agreement in principle, investment agreement, letter of intent or other similar agreement relating to any Acquisition Proposal (in each case, an "Alternative Acquisition Agreement");

  (iv)
  fail to include the Company Board Recommendation in the Schedule 14D-9; or

  (v)
  resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i), (ii), (iv) or (v) of this sentence (to the extent related to the foregoing clauses (i) or (ii) of this sentence), a "Change of Board Recommendation").

        Notwithstanding the foregoing, if Care.com or the Care.com Board receives, at any time prior to the Acceptance Time, a bona fide written Acquisition Proposal that did not result from a breach of the provisions summarized here, and Care.com's Board (or any authorized committee thereof) determines in good faith, after consultation with Care.com's outside legal and financial advisors, that such Acquisition Proposal constitutes a Superior Proposal, Care.com's Board may terminate the Merger Agreement to enter into a contract with respect to such Superior Proposal or make a Change of Board Recommendation, but only if:

  (i)
  the Company has provided prior written notice to Parent of at least three business days (the "Notice Period") of the Company's intention to take such action, which notice shall specify the material terms and conditions of such Acquisition Proposal;

  (ii)
  the Company has provided a copy of the available proposed transaction agreement to be entered into in respect of such Acquisition Proposal to Parent;

  (iii)
  during the Notice Period, if requested by Parent, the Company shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent regarding any amendment to the Merger Agreement proposed in writing by Parent and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and

  (iv)
  the Care.com Board considered in good faith any adjustments and/or proposed amendments to the Merger Agreement (including a change to the price terms) and the other agreements contemplated thereby that may be irrevocably offered in writing by Parent (the "Proposed Changed Terms") no later than 11:59 a.m., Eastern Time, on the last day of the Notice Period and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect.

        The Care.com Board (or a duly authorized committee thereof) may also make a Change of Board Recommendation in response to an Intervening Event if:

  (i)
  the Care.com Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company; and

  (ii)
  Care.com has notified Parent at least three business days prior to making such Change of Board Recommendation and, if desired by Parent, during such three business day period, has negotiated in good faith with Parent to the extent Parent wishes to negotiate to make such adjustments to the terms and conditions of the Merger Agreement so that a Change of Board Recommendation would no longer be necessary.

        Conditions to the Merger.    Each party's obligation to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

  •
  Purchaser will have accepted for payment all Shares validly tendered pursuant to the Offer and not withdrawn; and

  •
  no governmental entity will have instituted any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger.

        Termination.    The Merger Agreement may be terminated as follows:

  (i)
  at any time before the Effective Time, by mutual written consent of Parent and Care.com;

  (ii)
  by either Care.com or Parent, if the Offer (as it may have been extended) expires as a result of the non-satisfaction of any condition to the Offer set forth in Section 13 hereof in a circumstance where Purchaser has no further obligation to extend the Offer; provided, however, that neither Care.com nor Parent shall be permitted to terminate the Merger Agreement pursuant to this paragraph if there has been any material breach by such party of its material representations, warranties or covenants contained in the Merger Agreement, and such breach has primarily caused or resulted in the non-satisfaction of any condition to the Offer set forth in Section 13 hereof;

  (iii)
  by either Care.com or Parent, if any court of competent jurisdiction or other governmental entity of competent jurisdiction shall have issued an order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting, (i) prior to the Acceptance Time or (ii) prior to the Effective Time, the consummation of the Offer or the Merger, and such order or other action shall have become final and non-appealable; provided, however, that neither Care.com nor Parent shall be permitted to terminate the Merger Agreement pursuant to this paragraph if such order or other action is primarily the result of (x) a breach by such party of its representations and warranties or (y) the failure by such party to comply with the covenants applicable to such party, in each case, contained in the Merger Agreement;

  (iv)
  by either Care.com or Parent if the Acceptance Time shall not have occurred on or before June 20, 2020 (the "Outside Date"); provided, however, that neither Care.com nor Parent shall be permitted to terminate the Merger Agreement pursuant to this paragraph if there has been any material breach by such party of its material representations, warranties or covenants contained in the Merger Agreement, and such breach has primarily caused or resulted in the failure of the closing of the Merger to have occurred prior to the Outside Date;

  (v)
  by Parent, at any time prior to the Acceptance Time, if (i) the Care.com Board or any authorized committee thereof shall have effected a Change of Board Recommendation or (ii) Care.com shall have entered into an Alternative Acquisition Agreement with respect to a Superior Proposal;

  (vi)
  by Care.com, at any time prior to the Acceptance Time, if the Care.com Board or any authorized committee thereof authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal;

  (vii)
  by Parent, at any time prior to the Acceptance Time, if: (i) there has been a breach by Care.com of its representations, warranties or covenants contained in the Merger Agreement,

    in each case, such that any condition to the Offer contained in clauses (b) or (c) of Section 13 hereof is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to Care.com written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in clauses (b) or (c) of Section 13 hereof prior to the applicable Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Care.com and such breach shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate the Merger Agreement pursuant to this paragraph if there has been any material breach by Parent or Purchaser of its material representations, warranties or covenants contained in the Merger Agreement, and such breach shall not have been cured in all material respects;

  (viii)
  by Care.com, at any time prior to the Acceptance Time, if: (i) there has been a breach by Parent or Purchaser of any of its representations, warranties or covenants contained in the Merger Agreement that has or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined in the Merger Agreement), (ii) Care.com shall have delivered to Parent written notice of such breach and (iii) either such breach is not capable of cure prior to the applicable Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; provided, however, that Care.com shall not be permitted to terminate the Merger Agreement pursuant to this paragraph if there has been any material breach by Care.com of its material representations, warranties or covenants contained in the Merger Agreement, and such breach shall not have been cured in all material respects; or

  (ix)
  by Care.com, if Purchaser fails to accept for purchase Common Shares or Preferred Shares validly tendered (and not withdrawn) pursuant to the Offer in violation of the terms of the Merger Agreement.

        Effect of Termination.    In the event of termination of the Merger Agreement by either Care.com or Parent, the Merger Agreement shall become void and have no further force and effect (other than certain specified provisions of the Merger Agreement, including those described in "Care.com Termination Fee" below, each of which shall survive termination), and there shall be no liability or obligation on the part of Parent, Purchaser or the Company or their respective subsidiaries, officers, directors or representatives; provided that the foregoing shall not relieve any party from liabilities or damages incurred or suffered as a result of fraud or a willful and material breach by the Company, on the one hand, or Parent or Purchaser, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement.

        Care.com Termination Fee.    Care.com has agreed to pay Parent a termination fee of $20,000,000 in cash (the "Termination Fee") if:

  (i)
  at any time prior to the Acceptance Time, if (i) the Care.com Board or any authorized committee thereof shall effect a Change of Board Recommendation or (ii) the Company shall have entered into an Alternative Acquisition Agreement with respect to a Superior Proposal; or

  (ii)
  at any time prior to the Acceptance Time, if the Care.com Board or any authorized committee thereof authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, and as a result of either (i) or (ii), the Merger Agreement is terminated.

        The Company has also agreed to pay the Company Termination Fee if:

  (i)
  the Offer expires as a result of the non-satisfaction of any condition of the Offer or because the Acceptance Time does not occur on or before the Outside Date and, at the time of such termination, all of the conditions to the Offer have been satisfied other than the Minimum Tender Condition and conditions to be satisfied at the closing of the Merger; or

  (ii)
  the Company breaches any of its representations, warranties or covenants in the Merger Agreement and such breach prevents any of the conditions of the Offer from being satisfied and cannot be cured prior to the Outside Date or within 30 days of written notice of such breach to the Company and, at the time of such termination, the Minimum Tender Condition has not been satisfied, and (i) after the date of the Merger Agreement and prior to the date of termination, an Acquisition Proposal has been publicly announced and not withdrawn prior to the date of termination and (ii) the Company enters into a definitive agreement with respect to such Acquisition Proposal or consummates any Acquisition Proposal within nine months after such termination. For purposes of this paragraph, the term "Acquisition Proposal" shall have the meaning assigned to such term above, except that the references to "15%" shall be deemed to be references to "50%."

        Parent's receipt of the Termination Fee (if received) from or on behalf of the Company shall be Parent's and Purchaser's sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable laws or otherwise) against the Company and its subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees for all losses and damages suffered as a result of the failure of the Merger or the other transactions contemplated by the Merger Agreement to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such person shall have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated hereby; provided that the foregoing shall not relieve the Company or its subsidiaries from liability for fraud.

        Specific Performance.    Parent, Purchaser and Care.com each agree that if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specific performance of the terms thereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        Offer Conditions.    The conditions to the Offer are described in Section 13—"Conditions of the Offer."

Summary of the Support Agreements

        Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into separate Support Agreements, each dated as of December 20, 2019 (together, the "Support Agreements"), with each of (a) Sheila Lirio Marcelo, the Founder, Chairwoman of the Care.com Board and Chief Executive Officer of Care.com, and The Sheila L. Marcelo 2012 Family Trust; (b) CapitalG LP; and (c) Tenzing Global Management LLC and Tenzing Global Investors Fund I LP (each a "Supporting Stockholder"). The Supporting Stockholders collectively beneficially owned, in the aggregate, 4,100,500 Common Shares and 46,350 Preferred Shares, or all of the Preferred Shares and approximately 12% of all Common Shares outstanding as of January 9, 2020, which represented approximately 24% of the voting power represented by the outstanding Common Shares and Preferred Shares (voting on an as-converted basis in accordance with the Certificate of Designations for the Preferred Shares).

        The Support Agreements provide that, no later than ten business days after the commencement of the Offer, each Supporting Stockholder will tender in the Offer, and not withdraw, all outstanding Common Shares and/or Preferred Shares, as applicable, such Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), as of the date of the Support Agreement or of which such Supporting Stockholder acquires record ownership or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) after such date (collectively such shares, the "Covered Company Shares").

        The Support Agreements terminate upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the delivery of written notice of termination by the Supporting Stockholders to Parent and Purchaser following any amendment, modification, change or waiver to any provision of the Merger Agreement that decreases the amount or changes the form of the Merger Consideration, (c) a Change of Board Recommendation in accordance with the terms and conditions of the Merger Agreement effected by the Care.com Board or any authorized committee thereof and (d) the Effective Time.

        During the period from December 20, 2019 until the termination of the Support Agreements as described in the previous paragraph, the Supporting Stockholders also agreed to vote their Shares against certain alternative corporate transactions (as more fully described in the Support Agreements).

        This summary and description of the Support Agreements is qualified in its entirety by reference to the form of Support Agreement, which is filed as Exhibit (d)(2) hereto and incorporated herein by reference.

Summary of the Confidentiality Agreement

        On October 14, 2019, Parent and Care.com entered into a confidentiality agreement, which was amended on November 24, 2019 (as amended, the "Confidentiality Agreement"). Under the terms of the Confidentiality Agreement, Parent and Care.com agreed that, subject to certain exceptions, both parties would keep all information relating, directly or indirectly, to the disclosing party or its business (as defined in greater detail in the Confidentiality Agreement, the "Evaluation Material") confidential and would not disclose any Evaluation Material (except as permitted in accordance with the terms of the Confidentiality Agreement) and would not use any Evaluation Material other than in connection with the evaluation, negotiation and consummation of a possible transaction between Care.com and Parent.

        The Confidentiality Agreement contains a non-solicitation provision which, for a period of 12 months from the date of the Confidentiality Agreement, prohibits Parent and any of its controlled affiliates, who receive Evaluation Material and are acting on Parent's behalf from, directly or indirectly, soliciting to employ any of the officers or management-level employees of Care.com with whom Parent had personal contact during its evaluation of a possible transaction, without the prior written consent of Care.com. The Confidentiality Agreement also requires Parent and its affiliates that receive Evaluation Material to abide by customary standstill restrictions for a period of one year, which standstill restrictions automatically terminate prior to the expiration of the one year term in certain situations. The Confidentiality Agreement terminates on October 14, 2021, but each party's obligation with respect to any Evaluation Material retained will survive the termination of the Confidentiality Agreement.

        This summary and description of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(3) hereto and incorporated herein by reference.

12.   Source and Amount of Funds.

        The Offer is not subject to a financing condition. Parent and Purchaser currently have, and will have, available to them, through a variety of sources, including cash on hand, funds necessary for the payment of the aggregate Offer Price and the aggregate Merger Consideration and to satisfy all of their payment obligations under the Merger Agreement and resulting from the transactions contemplated thereby. Parent has not entered into any financing commitment in connection with the Merger Agreement or the transactions contemplated thereby.

13.   Conditions of the Offer.

        The obligation of Purchaser to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (c) below. Notwithstanding any other provisions of the Offer or the Merger Agreement to the contrary and subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) of the Exchange Act, Purchaser is not required to accept for payment or pay for, any tendered Shares if:

  a.
  there shall have not been validly tendered in the Offer (in the aggregate) and not properly withdrawn prior to the Expiration Date a number of Common Shares and Preferred Shares that equals at least a majority of the voting power represented by the Common Shares and the Preferred Shares (voting on an as converted basis in accordance with the Certificates of Designations) that are then issued and outstanding;

  b.
  the waiting period, together with any extensions thereof, under the Competition Laws shall not have expired or been terminated and approvals under any Competition Law required for closing of the Merger have not been obtained;

  c.
  any of the following exists or has occurred and is continuing at the Expiration Date:

  i.
  the consummation of the Offer or the Merger is restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental entity or there is in effect any law enacted or promulgated by any governmental entity that prevents the consummation of the Offer or the Merger;

  ii.
  (A) certain representation and warranties of the Company regarding corporate organization, equity interests, authority to enter into, execute and deliver the Merger Agreement, and the enforceability, and binding effect of the Merger Agreement on the Company, and liability for any financial advisory, broker's or similar fees, shall fail to be true and correct in all material respects at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made on the Expiration Date, except for such representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), (B) certain representations and warranties of the Company regarding capitalization shall fail to be true and correct in all respects at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made on the Expiration Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects as of such date or time) and except for de minimis inaccuracies and (C) otherwise without giving effect to any qualifications as to materiality, Company Material Adverse Effect or other similar qualifications contained therein, shall fail to be true and correct at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made on the Expiration Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect;

    iii.
    the Company shall have breached or failed to perform or comply with, in all material respects, all covenants and agreements required to be performed or complied with by the Company under the Merger Agreement at or prior to the Expiration Date;

    iv.
    since the date of the Merger Agreement there shall have occurred a Company Material Adverse Effect;

    v.
    the Merger Agreement shall have been properly and validly terminated in accordance with its terms; or

    vi.
    the Company shall have failed to delivered to Parent a certificate, dated as of the Expiration Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in clauses (ii), (iii) and (iv) above have been satisfied.

        The foregoing conditions are for the benefit of the Parent and Purchaser and may be waived by the Parent or Purchaser in whole or in part at any time or from time to time prior to the Expiration Date (except that the Minimum Tender Condition may not be waived), in each case, subject to the terms of the Merger Agreement and applicable laws, including the applicable rules and regulations of the SEC. The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Purchaser to extend, terminate, amend and/or modify the Offer in accordance with the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

14.   Dividends and Distributions.

        Under the terms of the Merger Agreement, Care.com is not permitted to declare, set aside, make or pay any dividends or other distributions (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other equity interests, except for any dividends on Preferred Shares pursuant to Section 4(b) of the Certificate of Designations. See Section 11—"Purpose of the Offer and Plans for Care.com; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Conduct of Business Pending the Merger."

15.   Certain Legal Matters; Regulatory Approvals.

        General.    Except as otherwise set forth in this Offer to Purchase, based on Parent's and Purchaser's review of publicly available filings by Care.com with the SEC and other information regarding Care.com, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Care.com and which might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Parent's and Purchaser's acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under "State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Care.com's or Parent's business or that certain parts of Care.com's or Parent's business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13—"Conditions of the Offer."

        Antitrust.    Under the Competition Laws, certain transactions may not be consummated until certain information and documentary materials have been furnished for review, certain waiting period requirements have been satisfied, and certain approvals have been obtained. These requirements apply to Parent by virtue of Purchaser's acquisition of the Shares in the Offer (and the Merger).

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer (and the Merger) with the U.S. Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division"), unless the waiting period is earlier terminated by the FTC and the Antitrust Division. The parties agreed in the Merger Agreement to file such Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger as promptly as practicable but in any event within ten business days following the execution and delivery of the Merger Agreement. The parties accordingly made the filings referenced in the foregoing sentence on January 8, 2020. The required waiting period will expire at 11:59 p.m., Eastern Time, on January 23, 2020 unless earlier terminated by the FTC and the Antitrust Division or Parent receives a request for additional information or documentary material ("Second Request") from either the FTC or the Antitrust Division prior to that time. If a Second Request is issued, the waiting period with respect to the Offer (and the Merger) would be extended for an additional period of ten calendar days following the date of Parent's substantial compliance with that request. If the ten day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m., Eastern Time, of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with Parent's consent. The FTC or the Antitrust Division may terminate the additional ten day waiting period before its expiration. Complying with a Second Request can take a significant period of time. Although Care.com is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Care.com's failure to make its filing nor failure to comply with its own Second Request in a timely manner will extend the waiting period with respect to the purchase of Shares in the Offer (and the Merger).

        The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions, such as Purchaser's acquisition of Shares in the Offer (and the Merger). At any time before or after Purchaser's purchase of Shares in the Offer (and the Merger), the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer (and the Merger), the divestiture of Shares purchased in the Offer and Merger or the divestiture of substantial assets of Parent, Care.com or any of their respective subsidiaries or affiliates. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. See Section 13—"Conditions of the Offer."

        Under other Competition Laws, the purchase of Shares in the Offer may not be completed until approval has been obtained. The parties agreed to make the mandatory Premerger Notifications under the German and Austrian Competition Acts with the German and the Austrian Federal Competition Authorities ("FCO" and "BWB," respectively) in connection with the purchase of Shares in the Offer and the Merger as promptly as practicable following the execution and delivery of the Merger Agreement.

        Under the Austrian Competition Act, an initial four weeks Phase I review period starts once the BWB receives a complete notification. The parties filed their complete notification on January 10, 2020. Within the Phase I period, the BWB or the Federal Cartel Prosecutor may file a request to the Federal Cartel Court for the opening of a Phase II investigation. If the 4-week period elapses without a Phase II request being filed, the merger is cleared in Phase I and closing is no longer barred. If a

Phase II request is filed, the Federal Cartel Court must issue its decision within 5 months from the date of receipt of the review request.

        Under the German Competition Act, the FCO has one month from receipt of a complete notification to adopt a Phase I decision. The parties filed their complete notification on January 10, 2020. The transaction is deemed approved if no decision is issued within the Phase I review period. If the FCO opens a Phase II investigation, the review period is extended with an additional 3 months, subject to possible suspension of the review period.

        Stockholder Approval Not Required.    On December 20, 2019, the Care.com Board (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of Care.com and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) determined that the Merger shall be effected as soon as practicable following the Acceptance Time without a vote of Care.com's stockholders pursuant to Section 251(h) of the DGCL, and (iv) recommended that Care.com's stockholders accept the Offer and tender their Common Shares or Preferred Shares, as applicable, to Purchaser in response to the Offer.

        If Purchaser acquires, pursuant to the Offer, a number of Common Shares and Preferred Shares that, considered together with all other Common Shares and Preferred Shares (if any) then owned by Parent equals at least a majority of the voting power represented by the Common Shares and Preferred Shares (voting on an as-converted basis in accordance with the Certificate of Designations for the Preferred Shares) that are then issued and outstanding, Purchaser will be able to effect the Merger after consummation of the Offer pursuant to Section 251(h) of the DGCL, without a vote by stockholder vote.

        State Takeover Laws.    A number of states (including Delaware, where Care.com is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

        As a Delaware corporation, the Company is subject to Section 203 of the DGCL ("Section 203"). In general, Section 203 restricts an "interested stockholder" (including a person who beneficially owns or has the right to acquire 15% or more of a corporation's outstanding voting stock and the affiliates and associates of such person) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares), or (iii) at or following the time at which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

        In accordance with the provisions of Section 203, the Care.com Board has approved the Merger Agreement, the Support Agreements and the Transactions, including the Offer and the Merger, for purposes of Section 203, as a result of which the Merger Agreement and the Transactions are not and will not be subject to any restrictions under Section 203. Furthermore, neither Parent nor Purchaser is, nor at any time during the last three years has been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL. The foregoing description is not complete and is qualified in its entirety by reference to the provisions of Section 203.

        Parent is not aware of any other state anti-takeover laws or regulations that are applicable to the Transactions, including the Offer and the Merger, and have not attempted to comply with any state anti-takeover laws or regulations other than as described above.

        Appraisal Rights.    No appraisal rights are available in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of Care.com who have not properly tendered their Shares in the Offer and have neither voted in favor of the Merger nor consented thereto in writing (and for which appraisal rights have not been waived) and who otherwise in all respects, properly exercise and perfect a demand for and are entitled to appraisal for such shares in accordance with Section 262 of the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of their Shares immediately before the Effective Time in accordance with Section 262 of the DGCL.

        "Going Private" Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

        Legal Proceedings Relating to the Tender Offer.    None.

16.   Fees and Expenses.

        Parent has retained the Depositary and the Information Agent in connection with the Offer. The Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.   Miscellaneous.

        The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, "blue sky" or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        Parent and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—"Certain Information Concerning Care.com" under "Available Information."

        The Offer does not constitute a solicitation of proxies for any meeting of Care.com's stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

        No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Purchaser, the Depositary or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, Care.com or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

IAC/InterActiveCorp
Buzz Merger Sub Inc.
January 13, 2020

 SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF PURCHASER AND PARENT

1.     Directors and Executive Officers of Purchaser.

        Directors and Executive Officers of Purchaser.    The following table sets forth as to each of the directors and executive officers of Purchaser as of January 13, 2020: his or her name, citizenship, business address, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted. Unless otherwise indicated, (i) the current business address of each person is 555 West 18th Street, New York, New York 10011, and (ii) the principal employer of each such individual is Buzz Merger Sub Inc., the business address of which is 555 West 18th Street, New York, New York 10011.

Name, Country of Citizenship, Position	Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Timothy Allen United States Chief Executive Officer	41	Timothy Allen, age 41, is CEO of Mosaic Group, Parent's global mobile applications division which includes Apalon, Daily Burn, iTranslate and TelTech. Prior to CEO of Mosaic, Mr. Allen was CEO of Vimeo, Vice President of Product at Ask Jeeves, and spearheaded over a dozen acquisitions within Parent. Mr. Allen earned an MBA from Northeastern University, a B.S. in Information Technology from the University of Massachusetts and completed the General Management Program at Harvard Business School.

Name, Country of Citizenship, Position	Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Glenn H. Schiffman United States President and Director	50	Glenn Schiffman, age 50, is Executive Vice President and Chief Financial Officer of Parent. In this role, Mr. Schiffman oversees corporate finance, accounting, M&A, investor relations, and administration functions. Prior to his appointment at Parent, Mr. Schiffman served as Senior Managing Director at Guggenheim Securities. Previously, he was a Partner at The Raine Group, a merchant bank focused on advising and investing in the technology, media, and telecommunications industries. Other past leadership roles include Co-Head of Global Media at Lehman Brothers, Head of Investment Banking Asia-Pacific at Lehman Brothers, and subsequently Nomura, as well as Head of Investment Banking, Americas for Nomura following Nomura's acquisition of Lehman's Asia business. Mr. Schiffman serves on the Board of Directors of Match Group and ANGI Homeservices Inc. He previously served as Chief Financial Officer of ANGI Homeservices Inc. from September 2017 until March 2019. He is a member of the National Committee on United States-China Relations, and serves as a member of the Board of Visitors for the Duke University School of Medicine. He is Founder and Chairman of the Valerie Fund Endowment and a member of the Valerie Fund's Board of Advisors. Mr. Schiffman has a degree in economics and history from Duke University. He was named Institutional Investor's CFO of the Year for the Midcap Internet Sector in 2018.
Gregg Winiarski United States Vice President, General Counsel, Secretary and Director	49
		Gregg Winiarski, age 49, has served as Executive Vice President, General Counsel and Secretary of Parent since February 2014 and previously served as Senior Vice President, General Counsel and Secretary of Parent from February 2009 to February 2014. Mr. Winiarski previously served as Associate General Counsel of Parent from February 2005, during which time he had primary responsibility for all legal aspects of Parent's mergers and acquisitions and other transactional work. Prior to joining Parent in February 2005, Mr. Winiarski was an associate with Skadden, Arps, Slate, Meagher & Flom LLP, a global law firm, from 1997 to February 2005. Prior to joining Skadden, Mr. Winiarski was a certified public accountant with Ernst & Young in New York. Mr. Winiarski has served on the boards of directors of Match Group, Inc. and ANGI Homeservices Inc. since October 2015 and June 2017, respectively.

1.     Directors and Executive Officers of Parent.

        Directors and Executive Officers of Parent.    The following table sets forth as to each of the directors and executive officers of Parent as of January 13, 2020: his or her name, citizenship, business address, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted. Unless otherwise indicated, (i) the current business address of each person is 555 West 18th Street, New York, NY 10011, and (ii) the principal employer of each such individual is IAC/InterActiveCorp, the business address of which is 555 West 18th Street, New York, NY 10011.

Name, Country of Citizenship, Position	Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Barry Diller United States Chairman	77	Barry Diller, age 77, has been a director and Chairman and Senior Executive of Parent since December 2010. Mr. Diller previously served as a director and Chairman and Chief Executive Officer of Parent (and its predecessors) from August 1995 to November 2010. Mr. Diller also serves as Chairman and Senior Executive of Expedia Group, Inc., which position he has held since August 2005. Prior to joining the Company, Mr. Diller was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller served as Chairman (in a non-executive capacity) of the board of directors of Live Nation Entertainment, Inc. (and its predecessor companies, Ticketmaster Entertainment and Ticketmaster) ("Live Nation")) from August 2008 to October 2010, and continued to serve as a member of the board of directors of Live Nation through January 2011. Mr. Diller also served as Chairman and Senior Executive of TripAdvisor, Inc., an online travel company ("TripAdvisor"), from December 2011 to December 2012, served as a member of the board of directors of TripAdvisor from December 2011 through April 2013 and served as a special advisor to the Chief Executive Officer of TripAdvisor from April 2013 to March 2017. Mr. Diller is also currently a member of the board of directors of The Coca-Cola Company and served as a member of the board of directors of Graham Holdings Company (formerly The Washington Post Company) during the past five years. In addition to his for-profit affiliations, Mr. Diller is a member of The Business Council and serves on the Dean's Council of The New York University Tisch School of the Arts, the Board of Councilors for the School of Cinema-Television at the University of Southern California and the Advisory Board of the Peter G. Peterson Foundation, among other not-for-profit affiliations.

Name, Country of Citizenship, Position	Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Joseph Levin United States Director and Chief Executive Officer	40	Joseph Levin, age 40, has been a director and Chief Executive Officer of Parent since June 2015. Prior to his appointment as Chief Executive Officer of Parent, Mr. Levin served as Chief Executive Officer of IAC Search & Applications, overseeing the desktop software, mobile applications and media properties that comprised Parent's former Search & Applications segment, from January 2012. From November 2009 to January 2012, Mr. Levin served as Chief Executive Officer of Mindspark Interactive Network, a Parent subsidiary, and previously served in various capacities at Parent in strategic planning, mergers and acquisitions and finance since joining Parent in 2003. Mr. Levin has served on the boards of directors of Match Group, Inc. and ANGI Homeservices Inc. since October 2015 and September 2017, respectively, and currently serves as Chairman of the boards of Match Group, Inc. and ANGI Homeservices Inc. Mr. Levin previously served on the boards of directors of LendingTree, Inc. from August 2008 through November 2014 and Groupon, Inc. from March 2017 through July 2019. In addition to his for-profit affiliations, Mr. Levin serves on the Undergraduate Executive Board of Wharton School.
Victor A. Kaufman United States Vice Chairman	76
		Victor A. Kaufman, age 76, has been a director of Parent (and its predecessors) since December 1996 and has been Vice Chairman of Parent (and its predecessors) since October 1999. Mr. Kaufman also served as Vice Chairman of Expedia Group, Inc. from August 2005 to June 2018 and continues to serves as a member of its board of directors. Previously, Mr. Kaufman served in the Company's Office of the Chairman from January 1997 to November 1997 and as the Company's Chief Financial Officer from November 1997 to October 1999. Prior to joining the Company, Mr. Kaufman served as Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in such capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star. Mr. Kaufman also served as Vice Chairman of the board of directors of Live Nation from August 2008 through January 2010, and continued to serve as a member of the board of directors of Live Nation from January 2010 through December 2010. In addition, Mr. Kaufman served as a member of the board of directors of TripAdvisor from December 2011 to February 2013.

Name, Country of Citizenship, Position	Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Chelsea Clinton United States Director	39	Chelsea Clinton, age 39, has been a director of Parent since September 2011. Since March 2013, Ms. Clinton has served as Vice Chair of the Clinton Foundation, where her work emphasizes improving global and domestic health, creating service opportunities and empowering the next generation of leaders. Ms. Clinton also currently teaches at Columbia University's Mailman School of Public Health. Ms. Clinton has served as a member of the board of directors of the Clinton Health Access Initiative since September 2011 and previously served as a member of the board of directors of the Clinton Foundation from September 2011 to February 2013. From March 2010 through May 2013, Ms. Clinton served as an Assistant Vice Provost at New York University, where she focused on interfaith initiatives and the university's global expansion program. From November 2011 to August 2014, Ms. Clinton also worked as a special correspondent for NBC News. Prior to these efforts, Ms. Clinton worked as an associate at McKinsey & Company, a consulting firm, from August 2003 to October 2006, and as an associate at Avenue Capital Group, an investment firm, from October 2006 to November 2009. Ms. Clinton has served as a member of the boards of directors of Expedia Group, Inc. (formerly Expedia, Inc.) since March 2017 and Nurx, a telemedicine start-up company, since June 2018. In addition to her for-profit affiliations, Ms. Clinton currently serves on the boards of directors of The School of American Ballet, the Africa Center, the Weill Cornell Medical College, Clover Health and Columbia University's Mailman School of Public Health, and as Co-Chair of the Advisory Board of the Of Many Institute at New York University.

Name, Country of Citizenship, Position	Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Michael D. Eisner United States Director	77	Michael D. Eisner, age 77, has been a director of Parent since March 2011. Mr. Eisner has served as Chairman of The Tornante Company, LLC, a privately held company that invests in, acquires, incubates and operates media and entertainment companies ("Tornante"), since 2005. Mr. Eisner currently serves as Chairman of the board of directors of the Portsmouth Community Football Club Limited, a League One English football club, which Tornante acquired in August 2017. Mr. Eisner also previously served as Chairman of two Tornante portfolio companies, The Topps Company, a leading creator and marketer of sports cards, distinctive confectionery and other entertainment products (from October 2007 to April 2013), and Vuguru, a studio focusing on the production of groundbreaking programming for the internet and other digital platforms (from October 2009 to December 2014, when Tornante acquired that portion of Vuguru that it did not already own). Prior to founding Tornante, Mr. Eisner served as Chairman and Chief Executive Officer of The Walt Disney Company from 1984. In addition to his for-profit affiliations, Mr. Eisner serves on the boards of directors of Denison University, The Aspen Institute, the Yale School of Architecture Dean's Council and The Eisner Foundation.

Name, Country of Citizenship, Position	Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Bonnie S. Hammer United States Director	69	Bonnie S. Hammer, age 69, has been a director of Parent since September 2014. Since 2019, Ms. Hammer has served as Chairman, NBCUniversal Content Studios. In this role, she helms NBCUniversal's award-winning powerhouse television studios—Universal Television, Universal Content Productions (UCP) and NBCUniversal International Studios. Previously, Ms. Hammer was Chairman, Direct-to-Consumer and Digital Enterprises for NBCUniversal, in which capacity she led the development and execution of NBCUniversal's upcoming OTT service. Prior to this role, Ms. Hammer served as Chairman of NBCUniversal Cable Entertainment from February 2013 to January 2019. In this capacity, Ms. Hammer had executive oversight over a number of leading cable brands (the USA, Syfy, E! Entertainment, Bravo, Oxygen and Universal Kids networks), as well as Universal Cable Productions, which creates original scripted content for cable, broadcast and streaming platforms, and Wilshire Studios, which produces original reality programming. Prior to her tenure as Chairman of NBCUniversal Cable Entertainment, Ms. Hammer served as Chairman of NBCUniversal Cable Entertainment and Cable Studios from November 2010. In this capacity, Ms. Hammer had executive oversight over certain leading cable brands (the USA, Syfy, E! Entertainment, Chiller, Cloo and Universal HD networks), as well as Universal Cable Productions and Wilshire Studios. The networks led by Ms. Hammer are industry frontrunners, consistently generating innovative consumer social and digital experiences reflective of their brands. Prior to joining NBCUniversal in May 2004, Ms. Hammer served as President of Syfy from 2001 to 2004 and held other senior executive positions at Syfy and USA Network from 1989 to 2000. Before that time, she was an original programming executive at Lifetime Television Network from 1987 to 1989. Ms. Hammer has served as a member of the board of directors of eBay, Inc. since January 2015. In addition to her for-profit affiliations, Ms. Hammer currently sits on the Board of Governors for the Motion Picture & Television Fund (MPTF) Foundation and serves on the strategic planning committee for Boston University's College of Communication, her alma mater, and from which Ms. Hammer received an honorary doctorate degree in 2017.
Bryan Lourd United States Director	59
		Bryan Lourd, age 59, has been a director of Parent since April 2005. Mr. Lourd has served as a partner and Managing Director of Creative Artists Agency ("CAA") since October 1995. CAA is among the world's leading entertainment agencies and is based in Los Angeles, California, with offices in Nashville, New York, London and Beijing, among other locations. He is a graduate of the University of Southern California.

Name, Country of Citizenship, Position	Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
David Rosenblatt United States Director	51	David Rosenblatt, age 51, has been a director of Parent since December 2008. Mr. Rosenblatt currently serves as the Chief Executive Officer of 1stdibs.com, Inc., an online marketplace for design, including furniture, art, jewelry and fashion. Mr. Rosenblatt previously served as President, Global Display Advertising, of Google, Inc. from October 2008 through May 2009. Mr. Rosenblatt joined Google in March 2008 in connection with Google's acquisition of DoubleClick, Inc., a provider of digital marketing technology and services. Mr. Rosenblatt joined DoubleClick in 1997 as part of its initial management team and held several executive positions during his tenure, including Chief Executive Officer of DoubleClick from July 2005 through March 2008 and President of DoubleClick from 2000 through July 2005. Mr. Rosenblatt has also served as a member of the boards of directors of Twitter since January 2011 and Farfetch UK Limited, the world's largest digital marketplace for luxury fashion, since July 2017.
Alan G. Spoon United States Director	68
		Alan G. Spoon, age 68, has been a director of Parent (and its predecessors) since February 2003. Mr. Spoon served as General Partner and Partner Emeritus of Polaris Partners from 2011 to 2018. He previously served as Managing General Partner of Polaris Partners from 2000 to 2010. Polaris Partners is a private investment firm that provides venture capital and management assistance to development stage information technology and life sciences companies. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company (now known as Graham Holdings Company) from March 1991 through May 2000 and served as President from September 1993 through May 2000. Prior to his service in these roles, he held a wide variety of positions at The Washington Post Company, including President of Newsweek from September 1989 to May 1991. Mr. Spoon has served as a member of the board of directors of Danaher Corporation since July 1999, CableOne since July 2015 and Match Group, Inc. since November 2015 and as Chairman of the board of directors of Fortive Corporation since July 2016. In his not-for-profit affiliations, Mr. Spoon was a member of the Board of Regents at the Smithsonian Institution (formerly Vice Chairman) and is now a member of the MIT Corporation (and its Executive Committee). He also serves as a member of the board of directors of edX, a not-for-profit online education platform sponsored by Harvard and the MIT Corporation.

Name, Country of Citizenship, Position	Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Alexander von Furstenberg United States Director	49	Alexander von Furstenberg, age 49, has been a director of Parent since December 2008. Mr. von Furstenberg currently serves as Chief Investment Officer of Ranger Global Advisors, LLC, a family office focused on value-based investing ("Ranger"), which he founded in June 2011. Prior to founding Ranger, Mr. von Furstenberg founded Arrow Capital Management, LLC, a private investment firm focused on global public equities, where he served as Co-Managing Member and Chief Investment Officer from 2003 to 2011. Mr. von Furstenberg has served as member of the board of directors of Expedia Group, Inc. since December 2015, Liberty Expedia Holdings, Inc. since November 2016 and La Scogliera, an Italian financial holding company and bank, since December 2016. Since 2001, he has acted as Chief Investment Officer of Arrow Finance, LLC (formerly known as Arrow Investments, Inc.), the private investment office that serves his family. Mr. von Furstenberg also serves as a partner and Co-Chairman of Diane von Furstenberg Studio, LLC. In addition to his for-profit affiliations, Mr. Von Furstenberg serves as a director of The Diller-von Furstenberg Family Foundation and as a member of the board of directors of Friends of the High Line.
Richard F. Zannino United States Director	61
		Richard F. Zannino, age 61, has been a director of Parent since June 2009. Since July 2009, Mr. Zannino has been a Managing Director at CCMP Capital Advisors, LLC, a private equity firm, where he also serves as a member of the firm's Investment Committee and as co-head of the firm's consumer sector. Mr. Zannino has served as a member of the boards of directors of The Estée Lauder Companies, Inc. since January 2010 and Ollie's Bargain Outlet since July 2015 and served as a member of the boards of directors of Francesca's Collections and Jamieson Wellness during the past five years. Mr. Zannino previously served as Chief Executive Officer and a member of the board of directors of Dow Jones & Company from February 2006 to December 2007, when Mr. Zannino resigned from these positions upon the acquisition of Dow Jones by News Corp. Prior to this time, Mr. Zannino served as Chief Operating Officer of Dow Jones from July 2002 to February 2006 and as Executive Vice President and Chief Financial Officer of Dow Jones from February 2001 to June 2002. Prior to his tenure at Dow Jones, Mr. Zannino served in a number of executive capacities at Liz Claiborne from 1998 to January 2001, and prior to that time served as Executive Vice President and Chief Financial Officer of General Signal and in a number of executive capacities at Saks Fifth Avenue. In addition to his for-profit affiliations, Mr. Zannino currently serves as Vice Chairman of the Board of Trustees of Pace University.

Name, Country of Citizenship, Position	Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Glenn H. Schiffman United States Executive Vice President and Chief Financial Officer	50	Glenn Schiffman, age 50, is Executive Vice President and Chief Financial Officer of Parent. In this role, Mr. Schiffman oversees corporate finance, accounting, M&A, investor relations, and administration functions. Prior to his appointment at Parent, Mr. Schiffman served as Senior Managing Director at Guggenheim Securities. Previously, he was a Partner at The Raine Group, a merchant bank focused on advising and investing in the technology, media, and telecommunications industries. Other past leadership roles include Co-Head of Global Media at Lehman Brothers, Head of Investment Banking Asia-Pacific at Lehman Brothers, and subsequently Nomura, as well as Head of Investment Banking, Americas for Nomura following Nomura's acquisition of Lehman's Asia business. Mr. Schiffman serves on the Board of Directors of Match Group and ANGI Homeservices Inc. He previously served as Chief Financial Officer of ANGI Homeservices Inc. from September 2017 until March 2019. He is a member of the National Committee on United States-China Relations, and serves as a member of the Board of Visitors for the Duke University School of Medicine. He is Founder and Chairman of the Valerie Fund Endowment and a member of the Valerie Fund's Board of Advisors. Mr. Schiffman has a degree in economics and history from Duke University. He was named Institutional Investor's CFO of the Year for the Midcap Internet Sector in 2018.
Gregg Winiarski United States Vice President, General Counsel and Secretary	49
		Gregg Winiarski, age 49, has served as Executive Vice President, General Counsel and Secretary of Parent since February 2014 and previously served as Senior Vice President, General Counsel and Secretary of Parent from February 2009 to February 2014. Mr. Winiarski previously served as Associate General Counsel of Parent from February 2005, during which time he had primary responsibility for all legal aspects of Parent's mergers and acquisitions and other transactional work. Prior to joining Parent in February 2005, Mr. Winiarski was an associate with Skadden, Arps, Slate, Meagher & Flom LLP, a global law firm, from 1997 to February 2005. Prior to joining Skadden, Mr. Winiarski was a certified public accountant with Ernst & Young in New York. Mr. Winiarski has served on the boards of directors of Match Group, Inc. and ANGI Homeservices Inc. since October 2015 and June 2017, respectively.

Name, Country of Citizenship, Position	Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Mark Stein United States Executive Vice President and Chief Strategy Officer	52	Mark Stein, age 52, has served as Executive Vice President and Chief Strategy Officer of Parent since January 2016 and prior to that time, served as Senior Vice President and Chief Strategy Officer of Parent from September 2015. Mr. Stein previously served as both Senior Vice President of Corporate Development at Parent (from January 2008) and Chief Strategy Officer of Parent Search & Applications, the desktop software, mobile applications and media properties that comprised Parent's former Search & Applications segment (from November 2012). Prior to his service in these roles, Mr. Stein served in several other capacities for Parent and its businesses, including as Chief Strategy Officer of Mindspark Interactive Network from 2009 to 2012, and prior to that time as Executive Vice President of Corporate and Business Development of IAC Search & Media. Mr. Stein has served on the boards of directors of Match Group, Inc. and ANGI Homeservices Inc. since November 2015 and September 2017, respectively.

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IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE A INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF PURCHASER AND PARENT